UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D
                    Under the Securities Exchange Act of 1934


                               TRANSMONTAIGNE OIL COMPANY
- --------------------------------------------------------------------------------
                                (Name of Issuer)

                           Common Stock, $.01 par value
- --------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   893934109
- --------------------------------------------------------------------------------
                                 (CUSIP Number)


                 GEORGE H. HOWARD, III, DILLON, READ & CO. INC.,
              535 MADISON AVENUE, NEW YORK, NY 10022 (212) 906-7324
- --------------------------------------------------------------------------------
           (Name, Address and Telephone Number of Person Authorized to
                      Receive Notices and Communications)


                                 June 4, 1996
- --------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)


If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box |_|.

Check the following box if a fee is being paid with the statement |X|. (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               Page 1 of 105 Pages

                                  SCHEDULE 13D

- ----------------------------------    ----------------------------------------
CUSIP No. 893934109                     Page     2      of   105  Pages
          -----------                         -------       --------
- ----------------------------------    ----------------------------------------
- ----------------------------------------------------------------- --------------
1         NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Dillon, Read Holding Inc.
          I.R.S. No. 13-3634771
- -------------------------------------------------------------------------------
2         CHECK THE APPROXIMATE BOX IF A MEMBER OF A GROUP*           (a) |_|
                                                                      (b) |_|
          N/A
- -------------------------------------------------------------------------------
3         SEC USE ONLY

- -------------------------------------------------------------------------------
4         SOURCE OF FUNDS*

          N/A
- -------------------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
          ITEMS 2(d) or 2(e)                                              |_|

          N/A
- -------------------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
- -------------------------------------------------------------------------------
                             7         SOLE VOTING POWER
        NUMBER OF                      None
          SHARES          ----------------------------------------------------
       BENEFICIALLY          8         SHARED VOTING POWER
         OWNED BY
           EACH                        3,154,961
        REPORTING         ----------------------------------------------------
       PERSON WITH           9         SOLE DISPOSITIVE POWER

                                       None
                          ----------------------------------------------------
                             10        SHARED DISPOSITIVE POWER

                                       3,154,961
- -------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          Dillon, Read Holding Inc. disclaims beneficial ownership of 3,154,961 shares attributed to it through its ownership of Dillon, Read Inc.
- -------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES*                                                         |_|

          N/A
- -------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          15.2%
- -------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON*

          HC
- -------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                               Page 2 of 105 Pages

                                  SCHEDULE 13D

- ----------------------------------    ----------------------------------------
CUSIP No. 893934109                     Page     3      of   105  Pages
          -----------                         -------       --------
- ----------------------------------    ----------------------------------------
- -------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Dillon, Read Inc.
          I.R.S. No. 13-3404336
- -------------------------------------------------------------------------------
2         CHECK THE APPROXIMATE BOX IF A MEMBER OF A GROUP*           (a) |_|
                                                                      (b) |_|
          N/A
- -------------------------------------------------------------------------------
3         SEC USE ONLY

- -------------------------------------------------------------------------------
4         SOURCE OF FUNDS*

          N/A
- -------------------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
          ITEMS 2(d) or 2(e)                                              |_|

          N/A
- -------------------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
- -------------------------------------------------------------------------------
                             7         SOLE VOTING POWER

        NUMBER OF                      None
          SHARES          ----------------------------------------------------
       BENEFICIALLY          8         SHARED VOTING POWER
         OWNED BY
           EACH                        3,154,961
        REPORTING         ----------------------------------------------------
       PERSON WITH           9         SOLE DISPOSITIVE POWER

                                       None
                          ----------------------------------------------------
                             10        SHARED DISPOSITIVE POWER

                                       3,154,961
- -------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          Dillon, Read Inc. disclaims beneficial ownership of 3,153,977 shares attributed to it through its ownership of Dillon, Read and Co. Inc. and 984 shares held by Dillon, Read & Co. Inc., as agent.
- -------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES*                                                         |_|

          N/A
- -------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          15.2%
- -------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON*

          HC
- -------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                               Page 3 of 105 Pages

                                  SCHEDULE 13D

- ----------------------------------    ----------------------------------------
CUSIP No. 893934109                     Page     4      of     105 Pages
          -----------                         -------       --------
- ----------------------------------    ----------------------------------------
- -------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Dillon, Read & Co. Inc.
          I.R.S. No. 13-1939216
- -------------------------------------------------------------------------------
2         CHECK THE APPROXIMATE BOX IF A MEMBER OF A GROUP*           (a) |_|
                                                                      (b) |_|
          N/A
- -------------------------------------------------------------------------------
3         SEC USE ONLY

- -------------------------------------------------------------------------------
4         SOURCE OF FUNDS*

          N/A
- -------------------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
          ITEMS 2(d) or 2(e)                                              |_|

          N/A
- -------------------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

          Connecticut
- -------------------------------------------------------------------------------
                             7         SOLE VOTING POWER

        NUMBER OF                      None
          SHARES          ----------------------------------------------------
       BENEFICIALLY          8         SHARED VOTING POWER
         OWNED BY
           EACH                        3,154,961
        REPORTING         ----------------------------------------------------
       PERSON WITH           9         SOLE DISPOSITIVE POWER

                                       None
                          ----------------------------------------------------
                             10        SHARED DISPOSITIVE POWER

                                       3,154,961
- -------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          The reporting person reports 3,154,961 shares held for managed accounts and the reporting person disclaims beneficial ownership in such shares.
- -------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES*                                                         |_|

          N/A
- -------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          15.2%
- -------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON*

          BD
- -------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                               Page 4 of 105 Pages

                                  SCHEDULE 13D

- ----------------------------------    ----------------------------------------
CUSIP No. 893934109                     Page     5      of     105 Pages
          -----------                         -------       --------
- ----------------------------------    ----------------------------------------
- -------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Yorktown Energy Partners, L.P.
          I.R.S. No. 13-3603939
- -------------------------------------------------------------------------------
2         CHECK THE APPROXIMATE BOX IF A MEMBER OF A GROUP*           (a) |_|
                                                                      (b) |_|
          N/A
- -------------------------------------------------------------------------------
3         SEC USE ONLY

- -------------------------------------------------------------------------------
4         SOURCE OF FUNDS*

          WC
- -------------------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
          ITEMS 2(d) or 2(e)                                             |_|

          N/A
- -------------------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
- -------------------------------------------------------------------------------
                             7         SOLE VOTING POWER

        NUMBER OF                      None
          SHARES          ----------------------------------------------------
       BENEFICIALLY          8         SHARED VOTING POWER
         OWNED BY
           EACH                        2,014,216
        REPORTING         ----------------------------------------------------
       PERSON WITH           9         SOLE DISPOSITIVE POWER

                                       None
                          ----------------------------------------------------
                             10        SHARED DISPOSITIVE POWER

                                       2,014,216
- -------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          2,014,216
- -------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES*                                                         |_|

          N/A
- -------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          9.684%
- -------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON*

          PN
- -------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                               Page 5 of 105 Pages

                                  SCHEDULE 13D

- ----------------------------------    ----------------------------------------
CUSIP No. 893934109                     Page     6      of     105 Pages
          -----------                         -------       --------
- ----------------------------------    ----------------------------------------
- -------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Yorktown Energy Partners II, L.P.
          I.R.S. No. 13-3803552
- -------------------------------------------------------------------------------
2         CHECK THE APPROXIMATE BOX IF A MEMBER OF A GROUP*           (a) |_|
                                                                      (b) |_|
          N/A
- -------------------------------------------------------------------------------
3         SEC USE ONLY

- -------------------------------------------------------------------------------
4         SOURCE OF FUNDS*

          WC
- -------------------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
          ITEMS 2(d) or 2(e)                                              |_|

          N/A
- -------------------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
- -------------------------------------------------------------------------------
                             7         SOLE VOTING POWER

        NUMBER OF                      None
          SHARES          ----------------------------------------------------
       BENEFICIALLY          8         SHARED VOTING POWER
         OWNED BY
           EACH                        555,556
        REPORTING         ----------------------------------------------------
       PERSON WITH           9         SOLE DISPOSITIVE POWER

                                       None
                          ----------------------------------------------------
                             10        SHARED DISPOSITIVE POWER

                                       555,556
- -------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          555,556
- -------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES*                                                         |_|

          N/A
- -------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          2.67%
- -------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON*

          PN
- -------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                               Page 6 of 105 Pages

                                  SCHEDULE 13D

- ----------------------------------    ----------------------------------------
CUSIP No. 893934109                     Page     7      of     105 Pages
          -----------                         -------       --------
- ----------------------------------    ----------------------------------------
- -------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Lexington Partners III, L.P.
          I.R.S. No. 13-3577723
- -------------------------------------------------------------------------------
2         CHECK THE APPROXIMATE BOX IF A MEMBER OF A GROUP*           (a) |_|
                                                                      (b) |_|
          N/A
- -------------------------------------------------------------------------------
3         SEC USE ONLY

- -------------------------------------------------------------------------------
4         SOURCE OF FUNDS*

          WC
- -------------------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
          ITEMS 2(d) or 2(e)                                              |_|

          N/A
- -------------------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
- -------------------------------------------------------------------------------
                             7         SOLE VOTING POWER

        NUMBER OF                      None
          SHARES          ----------------------------------------------------
       BENEFICIALLY          8         SHARED VOTING POWER
         OWNED BY
           EACH                        29,499
        REPORTING         ----------------------------------------------------
       PERSON WITH           9         SOLE DISPOSITIVE POWER

                                       None
                          ----------------------------------------------------
                             10        SHARED DISPOSITIVE POWER

                                       29,499
- -------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          29,499
- -------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES*                                                         |_|

          N/A
- -------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          .1418%
- -------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON*

          PN
- -------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                               Page 7 of 105 Pages

                                  SCHEDULE 13D

- ----------------------------------    ----------------------------------------
CUSIP No. 893934109                     Page     8      of     105 Pages
          -----------                         -------       --------
- ----------------------------------    ----------------------------------------
- -------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Lexington Partners IV, L.P.
          I.R.S. No. 13-3665818
- -------------------------------------------------------------------------------
2         CHECK THE APPROXIMATE BOX IF A MEMBER OF A GROUP*           (a) |_|
                                                                      (b) |_|
          N/A
- -------------------------------------------------------------------------------
3         SEC USE ONLY

- -------------------------------------------------------------------------------
4         SOURCE OF FUNDS*

          WC
- -------------------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
          ITEMS 2(d) or 2(e)                                              |_|

          N/A
- -------------------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
- -------------------------------------------------------------------------------
                             7         SOLE VOTING POWER

        NUMBER OF                      None
          SHARES          ----------------------------------------------------
       BENEFICIALLY          8         SHARED VOTING POWER
         OWNED BY
           EACH                        5,556
        REPORTING         ----------------------------------------------------
       PERSON WITH           9         SOLE DISPOSITIVE POWER

                                       None
                          ----------------------------------------------------
                             10        SHARED DISPOSITIVE POWER

                                       5,556
- -------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          5,556
- -------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES*                                                         |_|

          N/A
- -------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          .0267%
- -------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON*

          PN
- -------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                               Page 8 of 105 Pages



Item 1.  Security and Issuer

          This Schedule 13D relates to the common stock (the
"Common Stock") of TransMontaigne Oil Company (the "Company"), whose principal executive offices are located at 370 Seventeenth
Street, Suite 900, Denver, Colorado 80208.

Item 2.  Identity and Background

          This statement is filed by each of the following per-sons: (i) Dillon, Read Holding Inc. ("DR Holding"); (ii) Dillon, Read Inc. ("DRI"); (iii) Dillon, Read & Co. Inc. ("Dillon Read");
(iv) Yorktown Energy Partners, L.P. ("Yorktown"); (v) Yorktown Energy Partners II, L.P. ("Yorktown II"); (vi) Lexington Partners III, L.P. ("Lexington III"); and (vii) Lexington Partners IV, L.P. ("Lexington IV"), which are sometimes referred to collec-tively herein as the "Reporting Persons." Yorktown, Yorktown II, Lexington III and Lexington IV are sometimes referred to collec-tively herein as the "Funds."

          DR Holding is a corporation organized under the laws of the State of Delaware, whose principal office and business address is c/o The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware 19801. The principal business of DR Holding is the ownership of all of the outstanding shares of common stock of DRI.

          DRI, a wholly owned subsidiary of DR Holding, is a cor-poration organized under the laws of the State of Delaware, whose principal office and business address is c/o Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801. Dillon Read, a wholly owned subsidiary of DRI, is a corporation orga-nized under the laws of the State of Connecticut, whose principal office and business address is 535 Madison Avenue, New York, New York 10022. The principal business of DRI is the ownership of all of the outstanding shares of common stock of Dillon Read, whose principal business is investment banking and securities brokerage and trading.

          Yorktown, a limited partnership organized under the laws of the State of Delaware, has its principal office and busi-ness address at 535 Madison Avenue, New York, New York 10022.
The principal business of Yorktown is investing in equity securi-ties of energy investments. Yorktown II, a limited partnership organized under the laws of the State of Delaware, has its prin-cipal office and business address at 535

Madison Avenue, New York, New York 10022. The principal busi-ness of Yorktown II is investing in equity securities of energy investments.

            Lexington III, a limited partnership organized on behalf of certain officers of Dillon Read to invest in securities issued in transactions in which Dillon Read is involved, was formed under the laws of the State of Delaware and has its prin-cipal office and business address at 535 Madison Avenue, New York, New York 10022. Lexington IV, a limited partnership orga-nized on behalf of certain officers of Dillon Read to invest in securities issued in transactions in which Dillon Read is involved, was formed under the laws of the State of Delaware and has its principal office and business address at 535 Madison Ave-nue, New York, New York 10022.

            The partnership agreement with respect to Yorktown pro-vides that the management, operation and investment policy (which includes the right to vote or power to direct the disposition of securities) of the partnership shall be vested exclusively in its general partner, which is DR Associates III, L.P. ("DR Associ-ates"). Pursuant to the Yorktown partnership agreement, DR Asso-ciates may delegate its authority to manage Yorktown to another party. DR Associates has delegated such authority to Dillon
Read, its general partner, and as such, Dillon Read may have the power to vote and the power to dispose of the securities reported in this Schedule 13D as being owned by Yorktown. The partnership agreement with respect to Yorktown II provides that the manage-ment, operation and investment policy (which includes the right to vote or power to direct the disposition of securities) of the partnership shall be vested exclusively in its general partner, which is Yorktown II Corp. Pursuant to the Yorktown II partner-ship agreement, Yorktown II Corp. may delegate its authority to manage Yorktown II to another party. Dillon Read has been appointed manager of Yorktown II by Yorktown II Corp., and as such, has the power to vote and the power to dispose of the secu-rities reported in this Schedule 13D as being owned by Yorktown
II.

            The partnership agreement with respect to Lexington III provides that the management, operation and investment policy (which includes the right to vote or power to direct the disposi-tion of securities) of Lexington III shall be vested exclusively in its general partner, which is Dillon Read. The partnership agreement with respect to Lexington IV provides that the manage-ment, operation and investment policy (which includes the right to vote and power to direct the disposition of securities) of Lexington IV shall be vested exclusively in its general partner, which is DRMC Inc. DRMC Inc. is wholly owned by DRI, and as such, DRI may have the power to vote and the power to dispose of the securities reported in this Sched-ule 13D as being owned by Lexington IV.

            The names, addresses, citizenships and principal occu-pations or employments of the respective directors and executive officers of DR Holding, DRI and Dillon Read are set forth in Exhibits A, B and C, respectively, attached hereto, which are incorporated herein by reference.

            Except as set forth in Exhibits A, B and C hereto and in the following paragraph, none of the Reporting Persons, nor, to the best knowledge of any of the Reporting Persons, any other person identified pursuant to this Item 2, within the last five years was (i) convicted in a criminal proceeding (excluding traf-fic violations or similar misdemeanors), or (ii) a party to a civil proceeding of a judicial or administrative body of compe-tent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting activities subject to, federal or state securities laws or a finding of any violations of such laws.

            On January 16, 1992, Dillon Read (along with 97 other securities firms), without admitting or denying any findings, consented to the entry of an Order in settlement of an SEC Admin-istrative Proceeding (File No. 3-7646) entitled In the Matter of the Distribution of Securities Issued by Certain Government Spon-sored Enterprises ("GSE"). The Order stated the SEC's findings that Dillon Read made and kept certain records that did not accu-rately reflect Dillon Read's customers' orders for certain GSE securities in violation of Section 17(a) (and Rules 17a-3 and 17a-4 thereunder). The Order further provided that Dillon Read shall cease and desist from any violation in the future, pay a penalty of $100,000, and maintain policies and procedures reason-ably designed to ensure future compliance with the provisions of
Section 17(a) and Rules 17a-3 and 17a-4 thereunder.

Item 3.  Source and Amount of Funds or Other Consideration

            Effective June 4, 1996, TransMontaigne Oil Company, a privately owned holding company ("Old TransMontaigne") merged with and into Sheffield Exploration Company, Inc., a publicly held company ("Sheffield"), with Sheffield as survivor of the transaction. Immediately thereafter, Sheffield changed its name to TransMontaigne Oil Company ("the Company"). The common stock of Old TransMontaigne was converted at the effective time to Common Stock of the Company, on a share for share basis. Dillon Read, as agent, and each of the Funds received the shares of Common Stock held by them pursuant to the conversion of the shares of common stock of Old TransMontaigne held by each of them. Such shares of Old TransMontaigne were issued in exchange for shares of common stock of Continental Ozark Corpo-ration ("COC") on May 10, 1995, the effective time of the merger between Old TransMontaigne and COC, with COC as survi-vor. Immediately after such merger, COC changed its name to TransMontaigne Oil Company. Dillon Read, as agent, and each of the Funds held shares of Series A Preferred Stock of COC, which were converted into shares of common stock of COC prior to the merger. In connection with the merger of Old TransMontaigne into COC and the recapitalization of COC, Dillon Read, as agent, Yorktown II and Lexington IV purchased additional common stock of COC in the amounts of 133,333, 555,556 and 5,556 shares of common stock, respectively.

            With respect to the investments made by each of the Funds in COC, Yorktown, Yorktown II, Lexington III and Lexington IV purchased the shares of COC purchased by it with partnership funds made available to it pursuant to a capital call from its limited partners. As set forth under Items 5 and 6 below, 550,134 shares of Common Stock owned of record by Dillon Read (the "Agency Shares") are held by it as agent for certain man-aging directors, former managing directors, officers and former officers of Dillon Read listed on Exhibit D, attached hereto and incorporated herein by reference, under powers of attorney pursu-ant to which Dillon Read has been granted sole voting power and sole investment power with respect to such securities. Such Com-mon Stock was received by each of the persons listed on Exhibit D hereto upon the conversion of shares of Old TransMontaigne held by them into Common Stock on June 4, 1996. The source and the aggregate amount of funds used to purchase the Common Stock by each of the persons listed on Exhibit D hereto is set forth in Exhibit D hereto. The table below sets forth the aggregate amount of funds used in making the purchases of the Common Stock by each of the Funds and Dillon Read, as agent.


                                 Common Stock
                                 Originally            Total Price of
Purchaser                        Purchased 1            Common Stock
- ---------                        ------------          --------------

Yorktown                         2,014,216                $5,438,384.00
Yorktown II                        555,556                 2,000,001.60
Lexington III                       29,499                    79,646.00
Lexington IV                         5,556                    20,001.60
Dillon Read                        550,134                 1,605,360.80


Item 4.  Purpose of Transaction

            All of the shares of Common Stock were acquired by the Reporting Persons in transactions originally involving invest-ments by the Reporting Persons in COC, as more fully described in
Item 3 of this Schedule 13D. The merger of Old TransMontaigne into Sheffield, and the subsequent change of name of Sheffield, as survivor, to TransMontaigne Oil Company was effective June 4, 1996.

            The Funds acquired the Common Stock owned of record by them in the ordinary course of their respective investment activ-ities and as contemplated by their organizational documents. Dillon Read acquired the 550,134 Agency Shares owned of record by it pursuant to powers of attorney executed by the individuals listed on Exhibit D hereto.

            By reason of Dillon Read's relationship with the Funds (see Item 2), Dillon Read may be in a position to influence whether the Company engages in certain corporate transactions, including those transactions enumerated under paragraphs (a) through (j) of Item 4 of Schedule 13D.

- --------------------

1 Represents the number of shares of common stock of COC issued upon conversion of the Series A Preferred Stock of COC (including Pay In Kind Shares, issued from time to time, on the Series A Preferred Stock of COC) and includes shares of common stock of COC purchased upon the recapitalization of COC. As the result of the two mergers and subsequent changes of corporate names described in this Item 3, these shares have been converted into Common Stock of the Company.

            Except as described in this Statement, as of the date hereof, the Reporting Persons have not formulated any specific plans or proposals which relate to or would result in: (a) the acquisition by any person of additional securities of the Company or the disposition of securities of the Company; (b) an extraor-dinary corporate transaction, such as a merger, reorganization or liquidation involving the Company; (c) a sale or transfer of a material amount of assets of the Company; (d) any change in the present board of directors or management of the Company, includ-ing any plans or proposals to change the number or term of direc-tors or management of the Company, including any plans or propos-als to change the number or term of directors or to fill any existing vacancies on the board; (e) any material change in the present capitalization or dividend policy of the Company; (f) any other material change in the Company's business or corporate structure; (g) changes in the Company's charter or bylaws or other actions which may impede the acquisition of control of the Company by any person; (h) causing a class of securities of the Company to be delisted from a national securities exchange or to cease to be authorized to be quoted in an inter-dealer quotation system of a registered national securities association;
(i) causing a class of equity securities of the Company to become eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act of 1934, as amended (the "Act"); or (j) any action similar to any of those enumerated above.

Item 5.  Interests in Securities of the Issuer

            (a) By reason of their relationship with Dillon Read (see Item 2), as of June 4, 1996, DR Holding and DRI may be deemed pursuant to Rule 13d-3 under the Act ("Rule 13d-3") to beneficially own 3,154,961 shares of Common Stock, representing 15.2% of the outstanding shares of Common Stock reported by the Company to be outstanding at June 4, 1996 (the "Outstanding Shares"). DR Holding and DRI disclaim beneficial ownership of all shares of Common Stock held by Dillon Read and the Funds.

            By reason of Dillon Read's relationship with the Funds (see Item 2), as of June 4, 1996, Dillon Read may be deemed pur-suant to Rule 13d-3 to beneficially own 3,154,961 shares of Com-mon Stock (including the 550,134 Agency Shares held by Dillon
Read as agent for the persons listed on Exhibit D hereto), repre-senting 15.2% of the Outstanding Shares.

            As of June 4, 1996, Yorktown beneficially owns 2,014,216 shares of Common Stock, representing 9.684% of the Out-standing Shares. Yorktown II beneficially owns 555,556 shares of Common Stock, representing 2.67% of the Outstanding Shares. Lexington III beneficially owns 29,499 shares of Common Stock, representing .1418% of the Outstanding Shares. Lexington IV beneficially owns 5,556 shares of Common Stock, representing
 .0267% of the Outstanding Shares.

            In addition, as of June 4, 1996, DRI and the individu-als named in Exhibit D hereto may be deemed to beneficially own the 550,134 Agency Shares, including the 984 shares beneficially owned by DRI, representing 2.67% of the Outstanding Shares; how-ever, pursuant to powers of attorney executed by each such indi-vidual in favor of Dillon Read, Dillon Read has been granted sole voting power and sole investment power with respect to the Agency Shares. Accordingly, each such person disclaims beneficial own-ership of the Agency Shares held by Dillon Read for his economic benefit. The name of each such person and the number of Agency Shares and other shares of Common Stock and the percentage of the Outstanding Shares as to which each such person disclaims or affirms beneficial ownership are set forth in Exhibit D hereto, which is incorporated herein by reference.

            Except as set forth herein, to the best knowledge of the Reporting Persons, none of the other persons identified in this filing currently owns, or has any right to acquire, any shares of the Common Stock.

            (b) As noted in Items 2 and 5(a), Dillon Read has the voting power and investment power with respect to the shares of Common Stock reported in this Statement as being beneficially owned by the Funds, and with respect to the Agency Shares. By reason of their relationship with one another, Dillon Read, DRI and DR Holding may be deemed to share voting and dispositive pow-ers as to all of the shares of Common Stock reported in Item 5(a) that Dillon Read may be deemed to beneficially own; however, as noted above, DR Holding and DRI disclaim beneficial ownership of such shares.

            (c)   None.

            (d) To the best knowledge of the Reporting Persons, no person other than those identified in this Schedule has the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the securi-ties reported on this Schedule.

            (e)   Not applicable.

Item 6. Contracts, Arrangements, Understandings or Rela-tionships with Respect to Securities of the Issuer


            In connection with the issuance of the Common Stock, Exhibit G (attached hereto and incorporated herein by reference) sets forth the arrangement between the Reporting Persons and the Company with respect to registration rights for such Common Stock granted to the Reporting Persons by the Company. Exhibit H (attached hereto and incorporated herein by reference) sets forth certain representations made by the Reporting Persons to the Company with respect to the Common Stock.

Item 7.  Material to be Filed as Exhibits

      Exhibit A     -  Executive Officers and Directors of Dillon,
                        Read Holding Inc.

      Exhibit B     -  Executive Officers and Directors of Dillon,
                        Read Inc.

      Exhibit C     -  Executive Officers and Directors of Dillon,
                        Read & Co. Inc.

      Exhibit D     -  Ownership of Common Stock by Managing Direc-
                        tors, Former Managing Directors, Officers and Former Officers of Dillon, Read & Co. Inc.

      Exhibit E     -  Joint Filing Agreement Pursuant to Rule
                        13d-1(f).

      Exhibit F     -  Form of Power of Attorney Executed by Persons
                        Listed in Exhibit D.

      Exhibit G     -  Registration Rights Agreement

      Exhibit H     -  Letter of Representations

                                  SIGNATURES



      The undersigned certify that, after reasonable inquiry and to the best of their respective knowledge and belief, the infor-mation set forth in the Schedule 13D is true, complete and correct.


                                    DILLON, READ HOLDING INC.



                                    By: /s/ David W. Niemiec
                                        ----------------------------
                                        Name:   David W. Niemiec
                                        Title:  Vice Chairman


                                    DILLON, READ INC.



                                    By: /s/ David W. Niemiec
                                        ----------------------------
                                        Name:   David W. Niemiec
                                        Title:  Secretary


                                    DILLON, READ & CO. INC.



                                    By: /s/ David W. Niemiec
                                        ----------------------------
                                        Name:   David W. Niemiec
                                        Title:  Vice Chairman

                                    YORKTOWN ENERGY PARTNERS, L.P.

                                    By:  DR Associates III, L.P.,
                                          its General Partner

                                    By:  Dillon, Read & Co. Inc.,
                                          its General Partner



                                    By: /s/ Bryan H. Lawrence
                                        --------------------------
                                        Managing Director


                                    YORKTOWN ENERGY PARTNERS II, L.P.

                                    By:  Yorktown II Corp.,
                                          its General Partner



                                    By: /s/ Bryan H. Lawrence
                                        --------------------------
                                        Chairman


                                    LEXINGTON PARTNERS III, L.P.

                                    By:  Dillon, Read & Co. Inc.,
                                          its General Partner



                                    By: /s/ David W. Niemiec
                                        --------------------------
                                        Managing Director


                                    LEXINGTON PARTNERS IV, L.P.

                                    By:  DRMC Inc.,
                                          its General Partner



                                    By: /s/ David W. Niemiec
                                        -------------------------
                                        Chairman

                          SCHEDULE 13D

                            EXHIBIT A

  Executive Officers and Directors of Dillon, Read Holding Inc.


NAME:                         John P. Birkelund

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                              New York, NY  10022

PRINCIPAL OCCUPATION:

          (a)  Name:          Dillon, Read & Co. Inc.
          (b)  Address:       535 Madison Avenue
                              New York, NY  10022
          (c)  Title:         Chairman, Director and Managing
                              Director of Dillon, Read & Co. Inc.

CITIZENSHIP:                  USA


NAME:                         David W. Niemiec

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                              New York, NY  10022

PRINCIPAL OCCUPATION:

          (a)  Name:          Dillon, Read & Co. Inc.
          (b)  Address:       535 Madison Avenue
                              New York, NY  10022
          (c)  Title:         Vice Chairman, Director, Managing
                              Director, Treasurer and Secretary
                              of Dillon, Read & Co. Inc.

CITIZENSHIP:                  USA

                          SCHEDULE 13D

                            EXHIBIT A

  Executive Officers and Directors of Dillon, Read Holding Inc.


NAME:                         Francois de Saint Phalle

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                              New York, NY  10022

PRINCIPAL OCCUPATION:

          (a)  Name:          Dillon, Read & Co. Inc.
          (b)  Address:       535 Madison Avenue
                              New York, NY  10022
          (c)  Title:         Vice Chairman, Director and Man-
                              aging Director of Dillon, Read &
                              Co. Inc.

CITIZENSHIP:                  USA


NAME:                         Franklin W. Hobbs, IV

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                              New York, NY  10022

PRINCIPAL OCCUPATION:

          (a)  Name:          Dillon, Read & Co. Inc.
          (b)  Address:       535 Madison Avenue
                              New York, NY  10022
          (c)  Title:         President, Chief Executive Officer,
                              Director and Managing Director of
                              Dillon, Read & Co. Inc.

CITIZENSHIP:                  USA

                          SCHEDULE 13D

                            EXHIBIT A

  Executive Officers and Directors of Dillon, Read Holding Inc.


NAME:                         Leendert C. Grijns

RESIDENCE OR                  Internationale Nederlanden (U.S.)
BUSINESS ADDRESS:             Capital Corporation
                              135 East 57th Street
                              New York, NY  10022

PRINCIPAL OCCUPATION:

          (a)  Name:          Internationale Nederlanden (U.S.)
                              Capital Corporation
          (b)  Address:       135 East 57th Street
                              New York, NY  10022
          (c)  Title:         Chairman

CITIZENSHIP:                  Dutch


NAME:                         Jan Hessel Lindenbergh

RESIDENCE OR                  ING Bank
BUSINESS ADDRESS:             De Amsterdam Poort
                              1102 MG Amsterdam Zuiboost
                              The Netherlands

PRINCIPAL OCCUPATION:

          (a)  Name:          ING Bank
          (b)  Address:       De Amsterdam Poort
                              1102 MG Amsterdam Zuiboost
                              The Netherlands
          (c)  Title:         Director

CITIZENSHIP:                  HOLLAND

                          SCHEDULE 13D

                            EXHIBIT B

      Executive Officers and Directors of Dillon, Read Inc.


NAME:                         John P. Birkelund

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                              New York, NY  10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                              New York, NY 10022
          (c) Title:          Chairman, Director and Managing
                              Director of Dillon, Read
                                & Co. Inc.

CITIZENSHIP:                  USA


NAME:                         David W. Niemiec

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                              New York, NY  10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                              New York, NY  10022
          (c) Title:          Vice Chairman, Director, Managing
                              Director, Treasurer and Secretary
                              of Dillon, Read & Co. Inc.

CITIZENSHIP:                  USA

                          SCHEDULE 13D

                            EXHIBIT B

      Executive Officers and Directors of Dillon, Read Inc.


NAME:                         Francois de Saint Phalle

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                              New York, NY  10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                              New York, NY  10022
          (c) Title:          Vice Chairman, Director and Man-
                              aging Director of Dillon, Read
                                & Co. Inc.

CITIZENSHIP:                  USA


NAME:                         Franklin W. Hobbs, IV

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                              New York, NY  10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                              New York, NY  10022
          (c) Title:          President, Chief Executive Officer,
                              Director and Managing Director of
                              Dillon, Read
                                & Co. Inc.

CITIZENSHIP:                  USA

                          SCHEDULE 13D

                            EXHIBIT C

   Executive Officers and Directors of Dillon, Read & Co. Inc.


NAME:                         John P. Birkelund

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                              New York, NY  10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                              New York, NY  10022
          (c) Title:          Chairman, Director and Managing
                              Director

CITIZENSHIP:                  USA


NAME:                         David W. Niemiec

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                              New York, NY  10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                              New York, NY  10022
          (c) Title:          Vice Chairman, Director, Managing
                              Director, Treasurer and Secretary

CITIZENSHIP:                  USA

                          SCHEDULE 13D

                            EXHIBIT C

   Executive Officers and Directors of Dillon, Read & Co. Inc.


NAME:                         Francois de Saint Phalle

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                              New York, NY  10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                              New York, NY  10022
          (c) Title:          Vice Chairman, Director and Man-
                              aging Director

CITIZENSHIP:                  USA


NAME:                         Franklin W. Hobbs, IV

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                              New York, NY  10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                              New York, NY  10022
          (c) Title:          President, Chief Executive Officer,
                              Director and Managing Director

CITIZENSHIP:                  USA

                          SCHEDULE 13D

                            EXHIBIT C

   Executive Officers and Directors of Dillon, Read & Co. Inc.


NAME:                         Barbara T. Alexander

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                              New York, NY  10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                              New York, NY  10022
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  USA


NAME:                         Sharyar Aziz

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                              New York, NY  10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                              New York, NY  10022
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  USA

                          SCHEDULE 13D

                            EXHIBIT C

   Executive Officers and Directors of Dillon, Read & Co. Inc.


NAME:                         Tamara A. Baum

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                              New York, NY  10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                              New York, NY  10022
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  USA


NAME:                         James H. Brandi

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                              New York, NY  10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                              New York, NY  10022
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  USA

                          SCHEDULE 13D

                            EXHIBIT C

   Executive Officers and Directors of Dillon, Read & Co. Inc.


NAME:                         William S. Brenizer

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                              New York, NY  10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                              New York, NY  10022
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  USA


NAME:                         John G. Brim

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                              New York, NY  10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                              New York, NY  10022
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  USA

                          SCHEDULE 13D

                            EXHIBIT C

   Executive Officers and Directors of Dillon, Read & Co. Inc.


NAME:                         Michael A. Cilia

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                              New York, NY  10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                              New York, NY  10022
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  USA


NAME:                         Frank V. Colombo

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                              New York, NY  10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                              New York, NY  10022
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  USA

                          SCHEDULE 13D

                            EXHIBIT C

   Executive Officers and Directors of Dillon, Read & Co. Inc.


NAME:                         John N. Crew

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             3950 Trammel Crow Lane
                              2001 Ross Avenue
                              Dallas, TX  75201

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        3950 Trammel Crow Lane
                              2001 Ross Avenue
                              Dallas, TX  75201
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  USA


NAME:                         Kenneth S. Crews

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             3950 Trammel Crow Lane
                              2001 Ross Avenue
                              Dallas, TX  75201

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        3950 Trammel Crow Lane
                              2001 Ross Avenue
                              Dallas, TX  75201
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  USA

                          SCHEDULE 13D

                            EXHIBIT C

   Executive Officers and Directors of Dillon, Read & Co. Inc.


NAME:                         Richard W. Dickey

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                              New York, NY  10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                              New York, NY  10022
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  USA


NAME:                         Charles P. Durkin, Jr.

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                              New York, NY  10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                              New York, NY  10022
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  USA

                          SCHEDULE 13D

                            EXHIBIT C

   Executive Officers and Directors of Dillon, Read & Co. Inc.


NAME:                         Peter M. Flanigan

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                              New York, NY  10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                              New York, NY  10022
          (c) Title:          Director

CITIZENSHIP:                  USA


NAME:                         Thomas J. Hartfield

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                              New York, NY  10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                              New York, NY  10022
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  USA

                          SCHEDULE 13D

                            EXHIBIT C

   Executive Officers and Directors of Dillon, Read & Co. Inc.


NAME:                         John H.F. Haskell, Jr.

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                              New York, NY  10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                              New York, NY  10022
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  USA


NAME:                         Anthony B. Helfet

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             555 California Street, Suite 4950
                              San Francisco, CA  94104

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        555 California Street, Suite 4950
                              San Francisco, CA  94104
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  USA

                          SCHEDULE 13D

                            EXHIBIT C

   Executive Officers and Directors of Dillon, Read & Co. Inc.


NAME:                         William O. Hiltz

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                              New York, NY  10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                              New York, NY  10022
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  USA


NAME:                         Robert H. Hotz

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                              New York, NY  10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                              New York, NY  10022
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  USA

                          SCHEDULE 13D

                            EXHIBIT C

   Executive Officers and Directors of Dillon, Read & Co. Inc.


NAME:                         James W. Hunt

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             3950 Trammel Crow Lane
                              2001 Ross Avenue
                              Dallas, TX  75201

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        3950 Trammel Crow Lane
                              2001 Ross Avenue
                              Dallas, TX  75201
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  USA


NAME:                         Peter H. Imhoff

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                              New York, NY  10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                              New York, NY  10022
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  USA

                          SCHEDULE 13D

                            EXHIBIT C

   Executive Officers and Directors of Dillon, Read & Co. Inc.


NAME:                         Yerger Johnstone

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             60 London Wall
                              London EC2M 5TQ
                              United Kingdom

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                              New York, NY  10022
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  UK


NAME:                         Craig A.T. Jones

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             260 Franklin Street - 15th Floor
                              Boston, MA  02110

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        260 Franklin Street - 15th Floor
                              Boston, MA  02110
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  USA

                          SCHEDULE 13D

                            EXHIBIT C

   Executive Officers and Directors of Dillon, Read & Co. Inc.


NAME:                         Kenjiro Kawaguchi

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             Imperial Tower, 6th Floor
                              1-1-1 Uschisaiwai-cho
                              Chiyoda-ku
                              Tokyo, Japan

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        Imperial Tower, 6th Floor
                              1-1-1 Uschisaiwai-cho
                              Chiyoda-ku
                              Tokyo, Japan
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  Japan


NAME:                         Patrick J. Landers

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                              New York, NY  10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                              New York, NY  10022
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  USA

                          SCHEDULE 13D

                            EXHIBIT C

   Executive Officers and Directors of Dillon, Read & Co. Inc.


NAME:                         Bryan H. Lawrence

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                              New York, NY  10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                              New York, NY  10022
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  USA


NAME:                         J. Richard Leaman, III

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                              New York, NY  10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                              New York, NY  10022
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  USA

                          SCHEDULE 13D

                            EXHIBIT C

   Executive Officers and Directors of Dillon, Read & Co. Inc.


NAME:                         Richard R. Macek

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             120 Wall Street
                              New York, NY  10005

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        120 Wall Street
                              New York, NY  10005
          (c) Title:          Controller, Director and Managing
                              Director

CITIZENSHIP:                  USA


NAME:                         Daniel F. Marciano

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                              New York, NY  10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                              New York, NY  10022
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  USA

                          SCHEDULE 13D

                            EXHIBIT C

   Executive Officers and Directors of Dillon, Read & Co. Inc.


NAME:                         Cynthia R. Melcher

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                              New York, NY  10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                              New York, NY  10022
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  USA


NAME:                         Richard J. Milligan

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                              New York, NY  10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                              New York, NY  10022
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  USA

                          SCHEDULE 13D

                            EXHIBIT C

   Executive Officers and Directors of Dillon, Read & Co. Inc.


NAME:                         Richard H. Montague

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                              New York, NY  10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                              New York, NY  10022
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  USA


NAME:                         Robert Moulton-Ely

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                              New York, NY  10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                              New York, NY  10022
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  USA

                          SCHEDULE 13D

                            EXHIBIT C

   Executive Officers and Directors of Dillon, Read & Co. Inc.


NAME:                         John H. Mullin, III

RESIDENCE OR                  Ridgeway Farm Inc.
BUSINESS ADDRESS:             Route 2
                              Box 380
                              Brookneal, VA 24528

PRINCIPAL OCCUPATION:

          (a) Name:           Ridgeway Farm Inc.
          (b) Address:        Route 2
                              Box 380
                              Brookneal, VA 24528
          (c) Title:          Shade Tree Farmer

CITIZENSHIP:                  USA


NAME:                         Christian L. Oberbeck

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                              New York, NY  10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                              New York, NY  10022
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  USA

                          SCHEDULE 13D

                            EXHIBIT C

   Executive Officers and Directors of Dillon, Read & Co. Inc.


NAME:                         Victor A. Pelson

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                              New York, NY  10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                              New York, NY  10022
          (c) Title:          Director

CITIZENSHIP:                  USA


NAME:                         Robert A. Pilkington

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                              New York, NY  10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                              New York, NY  10022
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  UK

                          SCHEDULE 13D

                            EXHIBIT C

   Executive Officers and Directors of Dillon, Read & Co. Inc.


NAME:                         Thomas L. Piper, III

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                              New York, NY  10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                              New York, NY  10022
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  USA


NAME:                         Jerome H. Powell

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                              New York, NY  10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                              New York, NY  10022
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  USA

                          SCHEDULE 13D

                            EXHIBIT C

   Executive Officers and Directors of Dillon, Read & Co. Inc.


NAME:                         William P. Powell

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                              New York, NY  10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                              New York, NY  10022
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  USA


NAME:                         Kenneth M. Schmidt

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                              New York, NY  10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                              New York, NY  10022
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  USA

                          SCHEDULE 13D

                            EXHIBIT C

   Executive Officers and Directors of Dillon, Read & Co. Inc.


NAME:                         H.C. Bowen Smith

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                              New York, NY  10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                              New York, NY  10022
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  USA


NAME:                         Richard R.S. Smith

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                              New York, NY  10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                              New York, NY  10022
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  USA

                          SCHEDULE 13D

                            EXHIBIT C

   Executive Officers and Directors of Dillon, Read & Co. Inc.


NAME:                         Danforth H. Starr

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                              New York, NY  10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                              New York, NY  10022
          (c) Title:          Director

CITIZENSHIP:                  USA


NAME:                         Jason D. Sweet

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             3950 Trammel Crow Lane
                              2001 Ross Avenue
                              Dallas, TX  75201

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        3950 Trammel Crow Lane
                              2001 Ross Avenue
                              Dallas, TX  75201
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  USA

                          SCHEDULE 13D

                            EXHIBIT C

   Executive Officers and Directors of Dillon, Read & Co. Inc.


NAME:                         F. Davis Terry, Jr.

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                              New York, NY  10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                              New York, NY  10022
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  USA


NAME:                         Robert E. Weeden

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                              New York, NY  10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                              New York, NY  10022
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  USA

                          SCHEDULE 13D

                            EXHIBIT C

   Executive Officers and Directors of Dillon, Read & Co. Inc.


NAME:                         Lorenzo D. Weisman

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                              New York, NY  10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                              New York, NY  10022
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  France


NAME:                         Edward B. Whitney

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                              New York, NY  10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                              New York, NY  10022
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  USA

                          SCHEDULE 13D

                            EXHIBIT C

   Executive Officers and Directors of Dillon, Read & Co. Inc.


NAME:                         George A. Wiegers

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                              New York, NY  10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                              New York, NY  10022
          (c) Title:          Director

CITIZENSHIP:                  USA


NAME:                         John E. Wilson

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                              New York, NY  10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                              New York, NY  10022
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  USA

                          SCHEDULE 13D

                            EXHIBIT C

   Executive Officers and Directors of Dillon, Read & Co. Inc.


NAME:                         Robert A. Young

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                              New York, NY  10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                              New York, NY  10022
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  USA


NAME:                         Simon A. Borrows

RESIDENCE OR                  Baring Brothers International
                              Limited
BUSINESS ADDRESS:             60 London Wall
                              London EC2M 5TQ
                              United Kingdom

PRINCIPAL OCCUPATION:

          (a) Name:           Baring Brothers International
                              Limited
          (b) Address:        60 London Wall
                              London EC2M 5TQ
                              United Kingdom
          (c) Title:          Director

CITIZENSHIP:                  UK

                          SCHEDULE 13D

                            EXHIBIT C

   Executive Officers and Directors of Dillon, Read & Co. Inc.


NAME:                         Leendert C. Grijns

RESIDENCE OR                  Internationale Nederlanden (U.S.)
BUSINESS ADDRESS:             Capital Corporation
                              135 East 57th Street
                              New York, NY  10022

PRINCIPAL OCCUPATION:

          (a) Name:           Internationale Nederlanden (U.S.)
                              Capital Corporation
          (b) Address:        135 East 57th Street
                              New York, NY  10022
          (c) Title:          Chairman

CITIZENSHIP:                  Dutch


NAME:                         James R.C. Lupton

RESIDENCE OR                  Baring Brothers International
                              Limited
BUSINESS ADDRESS:             60 London Wall
                              London EC2M 5TQ
                              United Kingdom

PRINCIPAL OCCUPATION:

          (a) Name:           Baring Brothers International
                              Limited
          (b) Address:        60 London Wall
                              London EC2M 5TQ
                              United Kingdom
          (c) Title:          Executive Director

CITIZENSHIP:                  UK

                          SCHEDULE 13D

                            EXHIBIT C

   Executive Officers and Directors of Dillon, Read & Co. Inc.


NAME:                         Michael D.G. Ross

RESIDENCE OR                  Baring Brothers International
                              Limited
BUSINESS ADDRESS:             535 Madison Avenue
                              New York, NY 10022

PRINCIPAL OCCUPATION:

          (a) Name:           Baring Brothers International
                              Limited
          (b) Address:        535 Madison Avenue
                              New York, NY 10022
          (c) Title:          Managing Director

CITIZENSHIP:                  UK

                          SCHEDULE 13D

                            EXHIBIT D

        Ownership of Common Stock by Managing Directors,
             Former Managing Directors, Officers and
           Former Officers of Dillon, Read & Co. Inc.


          Unless otherwise indicated, all purchases were made with individual funds.


               NAME:  Karen Adler-Esterow

         NUMBER OF SHARES
     BENEFICIAL OWNERSHIP
              DISCLAIMED:     417

     AMOUNT AND SOURCE
              OF FUNDS:       $1,501.20

     PERCENTAGE OF
     OUTSTANDING COMMON
                 STOCK:       .002004%


               NAME:  H. Michael Ashford

         NUMBER OF SHARES
     BENEFICIAL OWNERSHIP
              DISCLAIMED:     493

     AMOUNT AND SOURCE
              OF FUNDS:       $1,328.72

     PERCENTAGE OF
     OUTSTANDING COMMON
                 STOCK:       .00237%

                          SCHEDULE 13D

                            EXHIBIT D


        Ownership of Common Stock by Managing Directors,
             Former Managing Directors, Officers and
           Former Officers of Dillon, Read & Co. Inc.


               NAME:  Charles A. Ballard

         NUMBER OF SHARES
     BENEFICIAL OWNERSHIP
              DISCLAIMED:     4,921

     AMOUNT AND SOURCE
              OF FUNDS:       $13,286.43

     PERCENTAGE OF
     OUTSTANDING COMMON
                 STOCK:       .02365%


               NAME:  John P. Birkelund

         NUMBER OF SHARES
     BENEFICIAL OWNERSHIP
              DISCLAIMED:     66,002

     AMOUNT AND SOURCE
              OF FUNDS:       $193,315.50

     PERCENTAGE OF
     OUTSTANDING COMMON
                 STOCK:       .31733%

                          SCHEDULE 13D

                            EXHIBIT D


        Ownership of Common Stock by Managing Directors,
             Former Managing Directors, Officers and
           Former Officers of Dillon, Read & Co. Inc.


               NAME:  James H. Brandi

         NUMBER OF SHARES
     BENEFICIAL OWNERSHIP
              DISCLAIMED:     12,619

     AMOUNT AND SOURCE
              OF FUNDS:       $36,573.80

     PERCENTAGE OF
     OUTSTANDING COMMON
                 STOCK:       .06067%



               NAME:  William S. Brenizer

         NUMBER OF SHARES
     BENEFICIAL OWNERSHIP
              DISCLAIMED:     3,318

     AMOUNT AND SOURCE
              OF FUNDS:       $11,944.80

     PERCENTAGE OF
     OUTSTANDING COMMON
                 STOCK:       .01595%

                          SCHEDULE 13D

                            EXHIBIT D


        Ownership of Common Stock by Managing Directors,
             Former Managing Directors, Officers and
           Former Officers of Dillon, Read & Co. Inc.


               NAME:  Francois de Saint Phalle

         NUMBER OF SHARES
     BENEFICIAL OWNERSHIP
              DISCLAIMED:     60,293

     AMOUNT AND SOURCE
              OF FUNDS:       $172,767.05

     PERCENTAGE OF
     OUTSTANDING COMMON
                 STOCK:       .28988%


               NAME:  Charles P. Durkin, Jr.

         NUMBER OF SHARES
     BENEFICIAL OWNERSHIP
              DISCLAIMED:     17,858

     AMOUNT AND SOURCE
              OF FUNDS:       $53,217.57

     PERCENTAGE OF
     OUTSTANDING COMMON
                 STOCK:       .085859%

                          SCHEDULE 13D

                            EXHIBIT D


        Ownership of Common Stock by Managing Directors,
             Former Managing Directors, Officers and
           Former Officers of Dillon, Read & Co. Inc.


               NAME:  Peter M. Flanigan

         NUMBER OF SHARES
     BENEFICIAL OWNERSHIP
              DISCLAIMED:     60,239

     AMOUNT AND SOURCE
              OF FUNDS:       $172,568.70

     PERCENTAGE OF
     OUTSTANDING COMMON
                 STOCK:       .28962%


               NAME:  John H.F. Haskell, Jr.

         NUMBER OF SHARES
     BENEFICIAL OWNERSHIP
              DISCLAIMED:     49,209

     AMOUNT AND SOURCE
              OF FUNDS:       $132,864.37

     PERCENTAGE OF
     OUTSTANDING COMMON
                 STOCK:       .23659%

                          SCHEDULE 13D

                            EXHIBIT D


        Ownership of Common Stock by Managing Directors,
             Former Managing Directors, Officers and
           Former Officers of Dillon, Read & Co. Inc.


               NAME:  William O. Hiltz

         NUMBER OF SHARES
     BENEFICIAL OWNERSHIP
              DISCLAIMED:     2,778

     AMOUNT AND SOURCE
              OF FUNDS:       $10,000.80

     PERCENTAGE OF
     OUTSTANDING COMMON
                 STOCK:       .013356%


               NAME:  Franklin W. Hobbs, IV

         NUMBER OF SHARES
     BENEFICIAL OWNERSHIP
              DISCLAIMED:     18,096

     AMOUNT AND SOURCE
              OF FUNDS:       $51,858.37

     PERCENTAGE OF
     OUTSTANDING COMMON
                 STOCK:       .087%

                          SCHEDULE 13D

                            EXHIBIT D


        Ownership of Common Stock by Managing Directors,
             Former Managing Directors, Officers and
           Former Officers of Dillon, Read & Co. Inc.


               NAME:  Robert H. Hotz

         NUMBER OF SHARES
     BENEFICIAL OWNERSHIP
              DISCLAIMED:     2,778

     AMOUNT AND SOURCE
              OF FUNDS:       $10,000.80

     PERCENTAGE OF
     OUTSTANDING COMMON
                 STOCK:       .013356%


               NAME:  Kurt Kalm

         NUMBER OF SHARES
     BENEFICIAL OWNERSHIP
              DISCLAIMED:     7,380

     AMOUNT AND SOURCE
              OF FUNDS:       $19,929.68

     PERCENTAGE OF
     OUTSTANDING COMMON
                 STOCK:       .03548%

                          SCHEDULE 13D

                            EXHIBIT D


        Ownership of Common Stock by Managing Directors,
             Former Managing Directors, Officers and
           Former Officers of Dillon, Read & Co. Inc.


               NAME:  W. Howard Keenan, Jr.

         NUMBER OF SHARES
     BENEFICIAL OWNERSHIP
              DISCLAIMED:     8,770

     AMOUNT AND SOURCE
              OF FUNDS:       $24,930.08

     PERCENTAGE OF
     OUTSTANDING COMMON
                 STOCK:       .042165%


               NAME:  Bryan H. Lawrence

         NUMBER OF SHARES
     BENEFICIAL OWNERSHIP
              DISCLAIMED:     44,923

     AMOUNT AND SOURCE
              OF FUNDS:       $126,293.11

     PERCENTAGE OF
     OUTSTANDING COMMON
                 STOCK:       .21598%

                          SCHEDULE 13D

                            EXHIBIT D


        Ownership of Common Stock by Managing Directors,
             Former Managing Directors, Officers and
           Former Officers of Dillon, Read & Co. Inc.


               NAME:  John T. Lewis

         NUMBER OF SHARES
     BENEFICIAL OWNERSHIP
              DISCLAIMED:     1,389

     AMOUNT AND SOURCE
              OF FUNDS:       $5,000.40

     PERCENTAGE OF
     OUTSTANDING COMMON
                 STOCK:       .00667%


               NAME:  Cynthia R. Melcher

         NUMBER OF SHARES
     BENEFICIAL OWNERSHIP
              DISCLAIMED:     3,213

     AMOUNT AND SOURCE
              OF FUNDS:       $11,566.80

     PERCENTAGE OF
     OUTSTANDING COMMON
                 STOCK:       .01545%

                          SCHEDULE 13D

                            EXHIBIT D


        Ownership of Common Stock by Managing Directors,
             Former Managing Directors, Officers and
           Former Officers of Dillon, Read & Co. Inc.


               NAME:  Richard H. Montague

         NUMBER OF SHARES
     BENEFICIAL OWNERSHIP
              DISCLAIMED:     7,381

     AMOUNT AND SOURCE
              OF FUNDS:       $19,929.68

     PERCENTAGE OF
     OUTSTANDING COMMON
                 STOCK:       .03548%


               NAME:  Robert Moulton-Ely

         NUMBER OF SHARES
     BENEFICIAL OWNERSHIP
              DISCLAIMED:     8,000

     AMOUNT AND SOURCE
              OF FUNDS:       $22,600.49

     PERCENTAGE OF
     OUTSTANDING COMMON
                 STOCK:       .03846%

                          SCHEDULE 13D

                            EXHIBIT D


        Ownership of Common Stock by Managing Directors,
             Former Managing Directors, Officers and
           Former Officers of Dillon, Read & Co. Inc.


               NAME:  Guy D. Mulford, III

         NUMBER OF SHARES
     BENEFICIAL OWNERSHIP
              DISCLAIMED:     556


     AMOUNT AND SOURCE
              OF FUNDS:       $2,001.60

     PERCENTAGE OF
     OUTSTANDING COMMON
                 STOCK:       .00267%


               NAME:  John H. Mullin, III

         NUMBER OF SHARES
     BENEFICIAL OWNERSHIP
              DISCLAIMED:     20,002

     AMOUNT AND SOURCE
              OF FUNDS:       $56,503.27

     PERCENTAGE OF
     OUTSTANDING COMMON
                 STOCK:       .09616%

                          SCHEDULE 13D

                            EXHIBIT D


        Ownership of Common Stock by Managing Directors,
             Former Managing Directors, Officers and
           Former Officers of Dillon, Read & Co. Inc.


               NAME:  David W. Niemiec

         NUMBER OF SHARES
     BENEFICIAL OWNERSHIP
              DISCLAIMED:     8,064

     AMOUNT AND SOURCE
              OF FUNDS:       $29,030.40

     PERCENTAGE OF
     OUTSTANDING COMMON
                 STOCK:       .03877%


               NAME:  Robert A. Pilkington

         NUMBER OF SHARES
     BENEFICIAL OWNERSHIP
              DISCLAIMED:     19,127

     AMOUNT AND SOURCE
              OF FUNDS:       $55,569.90

     PERCENTAGE OF
     OUTSTANDING COMMON
                 STOCK:       .09196%

                          SCHEDULE 13D

                            EXHIBIT D


        Ownership of Common Stock by Managing Directors,
             Former Managing Directors, Officers and
           Former Officers of Dillon, Read & Co. Inc.


               NAME:  Thomas L. Piper, III

         NUMBER OF SHARES
     BENEFICIAL OWNERSHIP
              DISCLAIMED:     2,778

     AMOUNT AND SOURCE
              OF FUNDS:       $10,000.80

     PERCENTAGE OF
     OUTSTANDING COMMON
                 STOCK:       .01335%


               NAME:  Eric W. Roberts

         NUMBER OF SHARES
     BENEFICIAL OWNERSHIP
              DISCLAIMED:     556

     AMOUNT AND SOURCE
              OF FUNDS:       $2,001.60

     PERCENTAGE OF
     OUTSTANDING COMMON
                 STOCK:       .00267%

                          SCHEDULE 13D

                            EXHIBIT D


        Ownership of Common Stock by Managing Directors,
             Former Managing Directors, Officers and
           Former Officers of Dillon, Read & Co. Inc.


               NAME:  Bret E. Russell

         NUMBER OF SHARES
     BENEFICIAL OWNERSHIP
              DISCLAIMED:     7,381

     AMOUNT AND SOURCE
              OF FUNDS:       $19,929.68

     PERCENTAGE OF
     OUTSTANDING COMMON
                 STOCK:       .03548%


               NAME:  Stuart L. Sindell

         NUMBER OF SHARES
     BENEFICIAL OWNERSHIP
              DISCLAIMED:     417

     AMOUNT AND SOURCE
              OF FUNDS:       $1,501.20

     PERCENTAGE OF
     OUTSTANDING COMMON
                 STOCK:       .002004%

                          SCHEDULE 13D

                            EXHIBIT D


        Ownership of Common Stock by Managing Directors,
             Former Managing Directors, Officers and
           Former Officers of Dillon, Read & Co. Inc.


               NAME:  H.C. Bowen Smith

         NUMBER OF SHARES
     BENEFICIAL OWNERSHIP
              DISCLAIMED:     4,167

     AMOUNT AND SOURCE
              OF FUNDS:       $15,001.20

     PERCENTAGE OF
     OUTSTANDING COMMON
                 STOCK:       .02003%


               NAME:  Richard R.S. Smith

         NUMBER OF SHARES
     BENEFICIAL OWNERSHIP
              DISCLAIMED:     3,394

     AMOUNT AND SOURCE
              OF FUNDS:       $12,218.40

     PERCENTAGE OF
     OUTSTANDING COMMON
                 STOCK:       .01631%

                          SCHEDULE 13D

                            EXHIBIT D


        Ownership of Common Stock by Managing Directors,
             Former Managing Directors, Officers and
           Former Officers of Dillon, Read & Co. Inc.


               NAME:  Michael I. Somers

         NUMBER OF SHARES
     BENEFICIAL OWNERSHIP
              DISCLAIMED:     7,381

     AMOUNT AND SOURCE
              OF FUNDS:       $19,929.61

     PERCENTAGE OF
     OUTSTANDING COMMON
                 STOCK:       .03548%


               NAME:  Danforth W. Starr

         NUMBER OF SHARES
     BENEFICIAL OWNERSHIP
              DISCLAIMED:     2,778

     AMOUNT AND SOURCE
              OF FUNDS:       $10,000.80

     PERCENTAGE OF
     OUTSTANDING COMMON
                 STOCK:       .01335%

                          SCHEDULE 13D

                            EXHIBIT D


        Ownership of Common Stock by Managing Directors,
             Former Managing Directors, Officers and
           Former Officers of Dillon, Read & Co. Inc.


               NAME:  J. Richard Sullivan, Jr.

         NUMBER OF SHARES
     BENEFICIAL OWNERSHIP
              DISCLAIMED:     694

     AMOUNT AND SOURCE
              OF FUNDS:       $2,498.40

     PERCENTAGE OF
     OUTSTANDING COMMON
                 STOCK:       .003336%


               NAME:  F. Davis Terry, Jr.

         NUMBER OF SHARES
     BENEFICIAL OWNERSHIP
              DISCLAIMED:     2,778

     AMOUNT AND SOURCE
              OF FUNDS:       $10,000.80

     PERCENTAGE OF
     OUTSTANDING COMMON
                 STOCK:       .01335%

                          SCHEDULE 13D

                            EXHIBIT D


        Ownership of Common Stock by Managing Directors,
             Former Managing Directors, Officers and
           Former Officers of Dillon, Read & Co. Inc.


               NAME:  Wayne D. Thornbrough

         NUMBER OF SHARES
     BENEFICIAL OWNERSHIP
              DISCLAIMED:     5,326

     AMOUNT AND SOURCE
              OF FUNDS:       $19,173.60

     PERCENTAGE OF
     OUTSTANDING COMMON
                 STOCK:       .0256%


               NAME:  George H. Weiler, III

         NUMBER OF SHARES
     BENEFICIAL OWNERSHIP
              DISCLAIMED:     1,389

     AMOUNT AND SOURCE
              OF FUNDS:       $5,000.40

     PERCENTAGE OF
     OUTSTANDING COMMON
                 STOCK:       .00667%

                          SCHEDULE 13D

                            EXHIBIT D


        Ownership of Common Stock by Managing Directors,
             Former Managing Directors, Officers and
           Former Officers of Dillon, Read & Co. Inc.


               NAME:  Lorenzo D. Weisman

         NUMBER OF SHARES
     BENEFICIAL OWNERSHIP
              DISCLAIMED:     30,161

     AMOUNT AND SOURCE
              OF FUNDS:       $86,433.75

     PERCENTAGE OF
     OUTSTANDING COMMON
                 STOCK:       .145%


               NAME:  Edward B. Whitney

         NUMBER OF SHARES
     BENEFICIAL OWNERSHIP
              DISCLAIMED:     28,593

     AMOUNT AND SOURCE
              OF FUNDS:       $83,005.58

     PERCENTAGE OF
     OUTSTANDING COMMON
                 STOCK:       .13747%

                          SCHEDULE 13D

                            EXHIBIT D


        Ownership of Common Stock by Managing Directors,
             Former Managing Directors, Officers and
           Former Officers of Dillon, Read & Co. Inc.


               NAME:  George A. Wiegers

         NUMBER OF SHARES
     BENEFICIAL OWNERSHIP
              DISCLAIMED:     21,070*

     AMOUNT AND SOURCE
              OF FUNDS:       $64,780.77

     PERCENTAGE OF
     OUTSTANDING COMMON
                 STOCK:       .1013%


               NAME:  Richard C. Yancey

         NUMBER OF SHARES
     BENEFICIAL OWNERSHIP
              DISCLAIMED:     2,461

     AMOUNT AND SOURCE
              OF FUNDS:       $6,643.18

     PERCENTAGE OF
     OUTSTANDING COMMON
                 STOCK:       .01183%







- --------------------

* Mr. Wiegers also holds 80,910 shares of Common Stock in his individual capacity.

                          SCHEDULE 13D

                            EXHIBIT E


                     Joint Filing Agreement
                    Pursuant to Rule 13d-1(f)


          The undersigned hereby agree, pursuant to Rule 13d-1(f) under the Securities Exchange Act of 1934, as amended, that the annexed Statement on Schedule 13D and all amendments thereto shall be filed on behalf of each of them.

                             DILLON, READ HOLDING INC.



                             By: /s/ David W. Niemiec
                                 -----------------------------
                                 Name:   David W. Niemiec
                                 Title:  Vice Chairman



                             DILLON, READ INC.



                             By: /s/ David W. Niemiec
                                 -----------------------------
                                 Name:   David W. Niemiec
                                 Title:  Secretary



                             DILLON, READ & CO. INC.



                             By: /s/ David W. Niemiec
                                 -----------------------------
                                 Name:   David W. Niemiec
                                 Title:  Vice Chairman

                             YORKTOWN ENERGY PARTNERS, L.P.


                             By:  DR Associates III, L.P.,
                                  its General Partner

                             By:  Dillon, Read & Co. Inc.,
                                  its General Partner



                             By:  /s/ Bryan H. Lawrence
                                  ------------------------------
                                  Managing Director


                             YORKTOWN ENERGY PARTNERS II, L.P.


                             By:  Yorktown II Corp.,
                                  its General Partner



                             By:  /s/ Bryan H. Lawrence
                                  ------------------------------
                                  Chairman


                             LEXINGTON PARTNERS III, L.P.

                             By:  Dillon, Read & Co. Inc.,
                                  its General Partner


                             By:  /s/ David W. Niemiec
                                  ------------------------------
                                  Managing Director


                             LEXINGTON PARTNERS IV, L.P.

                             By:  DRMC Inc.,
                                  its General Partner



                             By:  /s/ David W. Niemiec
                                  ------------------------------
                                  Chairman

                          SCHEDULE 13D

                            EXHIBIT F

                        Power of Attorney


          KNOW ALL MEN BY THESE PRESENTS, that the undersigned hereby constitutes and appoints Dillon, Read & Co. Inc. ("Dillon Read"), acting through any of its duly authorized officers, the true and lawful agent and attorney-in-fact of the undersigned with respect to all matters arising in connection with the under-signed's accepting, holding and disposing of investment opportu-nities that may be presented by Dillon Read to the undersigned from time to time, including but not limited to (i) investments in companies in which Concord Partners, a New York limited part-nership, Concord Partners II, a Delaware limited partnership, Saratoga Partners, a Delaware limited partnership, Saratoga Part-ners II, a Delaware limited partnership, Yorktown Energy Part-ners, a Delaware limited partnership, The Second Charterhouse Buy-Out Fund, a Delaware limited partnership, France Capital Developpement, a fund organized under the laws of France, or The Sudimer Buy-Out Fund N.V., a Netherlands Antilles corporation, or any similar investment fund is also an investor, and
(ii) investments directly in Dillon, Read Industrial Development Capital Fund, a limited partnership established under the laws of England, The Portugal Property Fund, a Netherlands Antilles cor-poration, or any similar investment fund (each such investment being referred to herein as an "Investment"). Such appointment shall become effective with respect to any Investment upon written notification by the undersigned to Dillon Read that the undersigned wishes to accept such Investment. Without limiting the foregoing, Dillon Read shall have full power and authority: (A) to execute and deliver or otherwise make for and on behalf of the undersigned in such form as Dillon Read may, from time to time, approve,
(i) a purchase agreement relating to each Investment, (ii) any amendments to or waivers regarding any such purchase agreement, and (iii) any other agreements or certificates in connection with such Investment; (B) to vote or otherwise act with respect to any securities acquired in an Investment in its sole discre-tion; and (C) to dispose, on behalf of the undersigned, at any time or from time to time, of all or any specified portion of any Investment, without any prior notification to the under-signed, and in connection therewith to execute and deliver or otherwise make for or on behalf of the undersigned in such form as Dillon Read may approve, and at such time and under such circumstances as Dillon Read may decide, (i) a sales agreement relating to such Investment, and (ii) any other agreements or certificates in connection with the sale of such Investment; in each case, unless and until the undersigned becomes the record holder of such securities, and Dillon Read shall have the sole and exclusive authority to determine when to transfer the record ownership of an Investment to the undersigned (in which case this power of attorney (other than the next two succeeding paragraphs) shall cease with respect to such Investment).

          Dillon Read's approval of the form of any document or certificate shall be conclusively evidenced by Dillon Read's exe-cution thereof.

          The undersigned hereby ratifies and confirms all that said agent and attorney-in-fact may do by virtue hereof. The undersigned also hereby ratifies, confirms and adopts all actions taken prior to this date by Dillon Read on the undersigned's behalf in connection with any Investment in which the undersigned has participated and hereby irrevocably releases Dillon Read and any of its affiliates from any present or future claims, losses or liability in connection with the power of attorney granted hereby, any Investment or any act or omission by Dillon Read in connection therewith.

          This appointment shall be irrevocable with respect to any Investment once the purchase agreement for such Investment has been executed and delivered on behalf of the undersigned pur-suant hereto or otherwise.

          This power of attorney and any action taken hereunder by Dillon Read shall not be affected by the subsequent dis-ability, incompetence or death of the undersigned and any such action shall be binding upon the heirs, executors, legal repre-sentatives and assigns of the undersigned.



- ------------------------           -----------------------------
(Date)                             (Signature)




- ------------------------           -----------------------------
(Place of Execution)               (Print Name)

                                                                 EXHIBIT G

                             REGISTRATION RIGHTS AGREEMENT

     THIS REGISTRATION RIGHTS AGREEMENT (this "Agreement"), dated as of April 17, 1996, is by and among TRANSMONTAIGNE OIL COMPANY, a Delaware corporation (the "Company"), and the entities listed on the signature pages hereof (the "Institutional Investors").

     WHEREAS, the Company and the Institutional Investors are parties to a Stockholders Agreement dated as of May 10, 1995 (the "Stockholders Agreement") that, among other things, provides for registration rights for certain stockholders of the Company, including the Institutional Investors; and

     WHEREAS, the parties wish to provide for registration rights for the Institutional Investors in addition to the registration rights contained in the Stockholders Agreement.

     NOW, THEREFORE, in consideration of the aforesaid and the mutual promises hereinafter made, the parties hereto agree as follows:


                                    ARTICLE I

                                   DEFINITIONS

     SECTION 1.1. Definitions. The following terms, as used herein, have the following meanings:

     "Affiliate" of any specified Person means any other Person directly or indirectly controlling, controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

     "Board" shall mean the Board of Directors of the Company.

     "Business Day" means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in New York City, New York, Boston, Massachusetts or Fayetteville, Arkansas are authorized or obligated by law or executive order to close.

     "Commission" means the Securities and Exchange Commission or any other Federal agency from time to time administering the 1933 Act or the Exchange Act.

     "Common Stock" means all of the shares of the Company's $.10 par value Common Stock which may be issued and outstanding from time to time.

     "Common Stock Equivalent" means any other securities of any Person convertible into or exchangeable or exercisable for Common Stock (whether at the option of such Person or of the holder of such securities).

     "Company" has the meaning set forth in the Introduction to this Agreement.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     "1933 Act" means the Securities Act of 1933, as amended.

     "Person" means an individual, a corporation, a partnership, a joint venture, a trust, an unincorporated organization or any other entity or organization, including a government, a political subdivision or an agency or instrumentality thereof.

     "Registrable Securities" means any shares of Common Stock now owned or hereafter acquired by an Institutional Investor and any shares of Common Stock which may be issued or distributed in respect of such Common Stock by way of concession, stock dividend or stock split or other distribution, recapitalization or reclassification, but with respect to such shares of Common Stock, only so long as such shares sold are "Restricted Securities." A share of Common Stock shall be deemed to be a "Restricted Security" until such time as such share (i) has been effectively registered under the 1933 Act pursuant to a registration statement with respect to the sale of such share and disposed of in accordance with such registration statement or (ii) has been distributed to the public pursuant to Rule 144 (or any similar provision then in force) under the 1933 Act, (iii) it shall have been otherwise transferred, new certificates for it not bearing a legend restricting further transfer shall have been delivered by the Company and subsequent disposition of it shall not require registration or qualification of it under the 1933 Act or any state securities or blue sky law then in force, or (iv) it shall have ceased to be outstanding.


                                   ARTICLE II

                         REGISTRATION AND RELATED RIGHTS

     SECTION 2.1. Company Registration.

     2.1.1 Right to Piggyback on Registration of Common Stock and Common Stock Equivalents. Subject to Section 2.1.3, if at any time the Company proposes to register any Common Stock under the 1933 Act in connection with the offering of such Common Stock on any form other than Form S-4 or Form S-8 or any form substituting therefor (except for a registration in connection with an exchange offer of securities solely to existing securityholders of the Company) (a "Piggyback Registration"), the Company shall each such time promptly give each Institutional Investor prior written notice of such determination no later than 45 days prior to the proposed filing date of such registration statement. Any Institutional Investor wishing to register all or any portion of the Institutional Investor's Registrable Securities must give written notice to the Company of intent to participate no less than 15 days after the receipt of such notice. Upon receipt of such written request of any such Institutional Investor, the Company will use its best efforts to effect the registration under the 1933 Act of all Registrable Securities which the Company has been so requested to register by the Institutional Investors.

Notwithstanding the fact that a Piggyback Registration requested pursuant to this Section 2.1 involves an underwritten public offering, any Institutional Investor holding Registrable Securities requesting to be included in such registration may elect, in writing at least three Business Days prior to the effective date of the registration statement filed in connection with such registration, not to register such Registrable Securities in connection with such registration.

     2.1.2 Selection of Underwriters. If the Company in its sole discretion decides a Piggyback Registration shall be underwritten, the Company shall have sole discretion in the selection of any underwriter or underwriters to manage such Piggyback Registration.

     2.1.3 Priority on Piggyback Registrations. If the managing underwriter or underwriters of a Piggyback Registration (or in the case of a Piggyback Registration not being underwritten, holders of a majority of the Registrable Securities being registered by the Institutional Investors) advise the Company in writing that in its or their opinion the number of Registrable Securities proposed to be sold in such Piggyback Registration exceeds the number which can be sold, or adversely affects the price at which the Registrable Securities are to be sold in such offering, the Company will include in such registration only the number of Registrable Securities which, in the opinion of such underwriter or underwriters (or the Institutional Investors, as the case may be) can be sold in such offering without so affecting such price. The Registrable Securities so included in such Piggyback Registration shall be apportioned (i) first, to any shares of Common Stock that the Company proposes to sell, (ii) second, pro rata among any shares of Common Stock that any Institutional Investors propose to sell, and (iii) third, pro rata among other shares of Common Stock included in such Piggyback Registration, in each case according to the total number of shares of Common Stock requested for inclusion by said selling securityholders, or in such other proportions as shall mutually be agreed to among such selling securityholders.

     SECTION 2.2. Demand Registration Rights.

     2.2.1 Right to Demand. If, at any time after the later of (i) the date on which the Common Stock is registered under the Exchange Act following a public offering of Common Stock or (ii) December 1, 1997, any one or more of the Institutional Investors holding Registrable Securities representing ten percent (10%) or more in aggregate of the Common Stock (assuming conversion or exercise of all Common Stock Equivalents into Registrable Securities at the then conversion price or exercise price) makes a written request (the "Request Notice") to the Company for registration with the Commission under and in accordance with the provisions of the 1933 Act of all or part of the Registrable Securities then owned by such Institutional Investor or Institutional Investors then owning Registrable Securities (a "Demand Registration"), the Company shall thereupon, as expeditiously as possible, use its best efforts to file a registration statement with the Commission and have the registration statement declared effective by the Commission; provided, however, that the number of Registrable Securities as to which such request is made shall represent not less than five percent of the outstanding Common Stock and Common Stock Equivalents. Within 10 days after receipt of such request, the Company will serve written notice (the "Notice") of such registration request to all Institutional Investors who hold Registrable Securities, and the Company will include in such registration all Registrable Securities of such Institutional Investors with respect to which the Company has received written requests for inclusion therein (also "Request Notices") within 20 days after the giving of the Notice. All Institutional Investors requesting registration of their Registrable Securities pursuant to this Section 2.2.1 will specify the aggregate number of

Registrable Securities to be registered and will also specify the intended methods of disposition thereof. Each Institutional Investor shall be entitled so to request or participate in a request for four Demand Registrations (the last of which shall be a shelf registration to be effective for not less than 180 days (the "Shelf Registration")) filed with and declared effective by the Commission, the expenses of which shall be borne by the Company in accordance with this Agreement, and no more than one Demand Registration may be requested in any 12 month period; provided, however, that if, following the effective date of any registration statement filed pursuant to a Demand Registration, any Institutional Investor included in a Demand Registration pursuant to this
Section 2.2.1 elects, by giving written notice to the Company not later than 90 days after such effective date, not to dispose of its Registrable Securities because of a material adverse change in the business, condition (financial or otherwise), assets or prospects of the Company and its subsidiaries, taken as a whole, or a material adverse event with respect to the Company and its subsidiaries, taken as a whole, not disclosed in the final prospectus for the Demand Registration, then such Demand Registration shall not count as one of the Demand Registrations permitted hereunder unless Registrable Securities representing five percent or more of the Common Stock, including Common Stock Equivalents, are sold pursuant to such Demand Registration within 90 days of the effective date of the registration statement and prior to the occurrence of such material adverse event.

     If at the time of any Request Notice (i) the Company is engaged in a registered public offering as to which the Institutional Investors had the right to include their Registrable Securities as a Piggyback Registration or which was made on Form S-4, (ii) the Company is engaged in any other activity outside of the ordinary course of business, such as a merger, consolidation, recapitalization or acquisition which, in the good faith judgment of the Board, would be materially and adversely affected by the requested registration, or
(iii) the Board makes a good faith determination that the public disclosures required to be made in the requested registration statement would have a material and adverse impact on the business, financial condition or prospects of the Company, the Company may at its option direct that such request be delayed for a period of not more than ninety (90) days, which right to delay may be exercised by the Company only one time for each Demand Registration for all Institutional Investors.

     The Company shall have the same rights to Piggyback Registration on a Demand Registration as an Institutional Investor would have in a Piggyback Registration permitted under Section 2.1 hereof.

     2.2.2 Selection of Underwriters. If a requested registration pursuant to this Section 2.2 involves either a firm or best efforts underwritten offering, the Institutional Investor(s) initially giving a Request Notice with respect to a proposed Demand Registration pursuant to this Section 2.2 shall have sole discretion to select any underwriter or underwriters to manage such Demand Registration under this Section 2.2.

     2.2.3 Effective Registration Statement. A registration requested pursuant to this Section 2.2 will not be deemed to have been effected unless it has become effective; provided, that if, within 75 days after it has become effective (135 days in the case of the Shelf Registration), the offering of Registrable Securities pursuant to such registration is interfered with by any stop order, injunction or other order or requirement of the SEC or other governmental agency or court, such registration will be deemed not to have been effected. Notwithstanding the preceding sentence, if any such stop order is rescinded, the effective period shall continue upon such rescission and be extended by the number of days by which such stop order reduced the effective period.

     2.2.4 Priority on Demand Registrations. If the managing underwriter or underwriters of a Demand Registration advise the Company in writing that in its or their opinion the number of Registrable Securities proposed to be sold in such Demand Registration exceeds the number which can be sold, or adversely affects the price at which the Registrable Securities are to be sold, in such offering, the Company will include in such registration only the number of Registrable Securities which, in the opinion of such underwriter or underwriters (or the Institutional Investors, as the case may be), can be sold in such offering without so affecting such price. The Registrable Securities so included in such Demand Registration shall be apportioned (i) first, pro rata among the Registrable Securities of the Institutional Investors who have made requests to be included in such Demand Registration and (ii) second, pro rata among other shares of Common Stock included in such Demand Registration, including any shares proposed to be sold by the Company in such Registration.

     2.2.5 Additional Rights. If the Company at any time grants to any other holders of Common Stock or Common Stock Equivalents any rights to request the Company to effect the registration under the 1933 Act of any such shares of Common Stock on terms more favorable to such holders than the terms set forth in this Agreement, the terms of this Agreement shall be deemed amended or supplemented to the extent necessary to provide the Institutional Investors with the same more favorable terms. The Company shall not grant any other person rights to register securities of the Company on terms which could restrict in any way the ability of the Company fully to perform its obligations to the Institutional Investors pursuant to this Agreement.

     SECTION 2.3. Registration Procedures. It shall be a condition precedent to the obligations of the Company and any underwriter or underwriters to take any action pursuant to this Article IV that the Institutional Investors requesting inclusion in any Piggyback Registration or Demand Registration (a "Registration") shall furnish to the Company such information regarding them, the Registrable Securities held by them, the intended method of disposition of such Registrable Securities, and such agreements regarding indemnification, disposition of such securities and the other matters referred to in this Article IV as the Company shall reasonably request and as shall be required in connection with the action to be taken by the Company. With respect to any Registration which includes Registrable Securities held by an Institutional Investor, the Company will, subject to Sections 2.1 and 2.2:

     2.3.1 Prepare and file with the Commission a registration statement on the appropriate form prescribed by the Commission within 60 days after the end of the period within which requests for registration may be given to the Company, file with the Commission any necessary amendments to the registration statement with respect to such Registrable Securities and use its best efforts to cause such registration statement to become effective; provided, however, that at least five business days before filing a registration statement or prospectus or any amendments or supplements thereto, including documents incorporated by reference after the initial filing of the registration statement, the Company will furnish to the holders of the Registrable Securities covered by such registration statement and the underwriter or underwriters, if any, copies of or drafts of all such documents proposed to be filed, which documents will be subject to the reasonable review of such holders and underwriters, if any, and the Company will not file any registration statement or amendment thereto or any prospectus or any supplement thereto or any documents required to be incorporated by reference therein to which holders of a majority of the Registrable Securities covered by such registration statement or the underwriters, if any, shall reasonably object;

     2.3.2 Prepare and file with the Commission such amendments and post-effective amendments to such registration statement and any documents required to be incorporated by reference therein as may be necessary to keep the registration statement effective for a period of time as necessary to complete the offering which period shall be not less than 90 days (or 180 days in the case of the Shelf Registration) (or such shorter period which will terminate when all Registrable Securities covered by such registration statement have been sold or withdrawn, but not prior to the expiration of the time period referred to in Section 4(3) of the 1933 Act and Rule 174 thereunder, if applicable); cause the prospectus to be supplemented by any required prospectus supplement, and as so supplemented to be filed pursuant to Rule 424 under the 1933 Act (or any successor rule); and comply with the provisions of the 1933 Act applicable to it with respect to the disposition of all Registrable Securities covered by such registration statement during the applicable period in accordance with the intended methods of disposition by the sellers thereof set forth in such registration statement or supplement to the prospectus;

     2.3.3 Furnish to such Institutional Investor, without charge, at least one conformed copy of the registration statement and any post-effective amendment thereto, upon request, and such number of copies of the prospectus (including each preliminary prospectus) and any amendments or supplements thereto, and any exhibits or documents incorporated by reference therein as the Institutional Investor or underwriter or underwriters, if any, may request in order to facilitate the disposition of the securities being sold by the Institutional Investor (it being understood that the Company consents to the use of the prospectus and any amendment or supplement thereto by the Institutional Investor covered by the registration statement and the underwriter or underwriters, if any, in connection with the offering and sale of the securities covered by the prospectus or any amendments or supplements thereto);

     2.3.4 Immediately notify such Institutional Investor, at any time when a prospectus relating thereto is required to be delivered under the 1933 Act, when the Company becomes aware of the happening of any event as a result of which the prospectus included in such registration statement (as then in effect) contains any untrue statement of material fact or omits to state a material fact necessary to make the statements therein (in the case of the prospectus or any preliminary prospectus, in light of the circumstances under which they were made) not misleading and, as promptly as practicable thereafter, prepare and file with the Commission and furnish a supplement or amendment to such prospectus so that, as thereafter delivered to the Institutional Investors (a reasonable number of such amended and supplemented prospectuses having been delivered to the Institutional Investors), such prospectus will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading;

     2.3.5 Use its best efforts to cause all securities included in such registration statement to be listed, by the date of the first sale of securities pursuant to such registration statement, on each national securities exchange or market on which the Common Stock is then listed or proposed to be listed by the Company, if any;

     2.3.6 Make every reasonable effort to obtain the withdrawal of any order suspending the effectiveness of the registration statement at the earliest possible moment;

     2.3.7 Subject to the time limitations specified in paragraph (b) above, if requested by the managing underwriter or underwriters or such Institutional Investor, promptly incorporate in a prospectus supplement or post-effective amendment such information as the managing underwriter or underwriters of the Institutional Investor reasonably requests to be included therein, including, without limitation, with respect to the number of shares being sold by the Institutional Investor to such underwriter or underwriters, the purchase price being paid therefor by such underwriter or underwriters and with respect to any term of the underwritten offering of the securities to be sold in such offering; and make all required filings of such prospectus supplement or post-effective amendment as soon as practicable after being notified of the matters to be incorporated in such prospectus supplement or post-effective amendment;

     2.3.8 As promptly as practicable after filing with the Commission of any document which is incorporated by reference into a registration statement, deliver a reasonable number of copies of such document to such Institutional Investor;

     2.3.9 Prior to the date on which the registration statement is declared effective, use its best efforts to register or qualify, and cooperate with such Institutional Investor, the underwriter or underwriters, if any, and their counsel in connection with the registration or qualification of, the securities covered by the registration statement for offer and sale under the securities or blue sky laws of each state and other jurisdiction of the United States as such Institutional Investor or managing underwriter or underwriters, if any, requests in writing, to use its best efforts to keep each such registration or qualification effective, including through new filings, or amendments or renewals, during the period such registration statement is required to be kept effective and to do any and all other acts or things necessary or advisable to enable the disposition in all such jurisdictions of the Registrable Securities covered by the applicable registration statement; provided, however, that the Company will not be required to qualify generally to do business in any jurisdiction where it is not then so qualified or to take any action which would subject it to general service of process in any such jurisdiction where it is not then so subject;

     2.3.10 Enter into such customary agreements (including an underwriting agreement in customary form) and take such other actions customarily taken by registrants as sellers of a majority of such Registrable Securities or the underwriters, if any, reasonably request in order to expedite or facilitate the disposition of such Registrable Securities;

     2.3.11 Obtain a "cold comfort" letter or letters from the Company's independent public accountants in customary form and covering matters of the type customarily covered by "cold comfort" letters as the underwriters, if any, shall reasonably request;

     2.3.12 Make available for inspection by any Institutional Investor holding Registrable Securities covered by such registration statement, by any underwriter participating in any disposition to be effected pursuant to such registration statement and by any attorney, accountant or other agent retained by any such seller or any such underwriter, all pertinent financial and other records, pertinent corporate documents and properties of the Company, and cause all of the Company's officers, directors and employees to supply all information reasonably requested by any such seller, underwriter, attorney, accountant or agent in connection with such registration statement;

     2.3.13 Cooperate with such Institutional Investor and the managing underwriter or underwriters, if any, to facilitate the timely preparation and delivery of certificates (not bearing any restrictive legends) representing securities to be sold under the registration statement, and enable such securities to be in such denominations and registered in such names as the Institutional Investor or the managing underwriter or underwriters, if any, may request; and

     2.3.14 Use its best efforts to cause the securities covered by the registration statement to be registered with or approved by such other governmental agencies or authorities within the United States, including, without limitation, the National Association of Securities Dealers, Inc., as may be necessary to enable the seller or sellers thereof or the underwriter or underwriters, if any, to consummate the disposition of such Registrable Securities.

     The Institutional Investors, upon receipt of any notice from the Company of the happening of any event of the kind described in Section 2.3.4, will forthwith discontinue disposition of the securities until the Institutional Investors' receipt of the copies of the supplemented or amended prospectus contemplated by this Section 2.3.4 or until they are advised in writing (the "Advice") by the Company that the use of the prospectus may be resumed, and have received copies of any additional or supplemental filings which are incorporated by reference in the prospectus, and, if so directed by the Company, each Institutional Investor will, or will request the managing underwriter or underwriters, if any, to, deliver to the Company (at the Company's expense) all copies, other than permanent file copies then in such Institutional Investor's possession, of the prospectus covering such securities which is current at the time of receipt of such notice. In the event the Company shall give any such notice, the time periods mentioned in Section 2.3.4 shall be extended by the number of days during the period from and including any date of the giving of such notice to and including the date when each seller of securities covered by such registration statement shall have received the copies of the supplemented or amended prospectus contemplated by Section 2.3.4 hereof or the Advice.

     In connection with any Registration, the Company shall be required to retain an independent outside counsel that is sophisticated in securities law matters and that is reasonably satisfactory to a majority of those Institutional Investors that have shares of Common Stock included in such Registration.

     2.4. Registration Expenses. In the case of any Registration, the Company shall bear all of the costs and expenses of such Registration (including, without limitation, the expenses of preparing any registration statement, Commission and state "blue sky" filings, registration and qualification fees, the cost of providing any legal opinion or "cold comfort" letters requested by the Institutional Investors, and printing costs); legal fees or expenses of one counsel selected by the Institutional Investors (such counsel being subject to the reasonable approval of the Company) for the Institutional Investors, provided, however, that the Company shall not be responsible for registration or qualification fees or underwriter's discounts or commissions that are attributable to the Registrable Securities of an Institutional Investor.

     SECTION 2.5. Indemnification and Contribution.

     2.5.1 Indemnification by the Company. The Company agrees to indemnify and hold harmless each Institutional Investor, its officers, directors and agents and each Person who controls (within the meaning of the 1933 Act and the Exchange Act) such Institutional Investor, including, without limitation, any general partner or manager of any thereof, against all losses,claims, damages, liabilities and expenses arising out of or based upon any untrue or alleged untrue statement of a material fact contained in any registration statement, prospectus or preliminary prospectus in which such Institutional Investor is participating or in any document incorporated by reference therein or any omission or alleged omission to state therein a material fact necessary to make the statement therein (in the case of the prospectus or any preliminary prospectus, in light of the circumstances under which they were made) not misleading, except insofar as the same are caused by, based upon or contained in any information with respect to such Institutional Investor furnished in writing to the Company by such Institutional Investor expressly for use therein; provided, however, that the foregoing indemnity agreement with respect to any preliminary prospectus shall not inure to the benefit of any Institutional Investor from whom the Person asserting such loss, claim, damage or liability purchased the securities if it is determined that it was the responsibility of such Institutional Investor to provide such Person with a current copy of the prospectus and such current copy of the prospectus would have cured such loss, claim, damage or liability. The Company will also indemnify underwriters (as such term is defined in the 1933 Act), their officers and directors and each Person who controls such persons (within the meaning of the 1933 Act) to the same extent as provided above with respect to the indemnification of the Institutional Investors.

     2.5.2 Indemnification by the Institutional Investors. In connection with any Registration in which an Institutional Investor is participating, such Institutional Investor will furnish to the Company in writing such information and affidavits with respect to such Institutional Investor as the Company reasonably requests for use in connection with any registration statement or prospectus and agrees to indemnify and hold harmless the Company, its directors, officers and agents and each Person who controls (within the meaning of the 1933 Act and the Exchange Act) the Company against any losses, claims, damages, liabilities and expenses arising out of or based upon any untrue statement of a material fact or any omission to state a material fact necessary to make the statements in the registration statement or prospectus or preliminary prospectus (in the case of the prospectus or preliminary prospectus, in light of the circumstances under which they were made) not misleading, to the extent, but only to the extent, that such untrue statement or omission is contained in any information or affidavit such Institutional Investor furnished in writing to the Company by such Institutional Investor expressly for use therein; provided, however, that the amount recoverable by the Company from an Institutional Investor under this indemnification provision shall not exceed the amount of net proceeds received by the Institutional Investor from the sale of Registrable Securities hereunder; and provided, further, that the indemnity agreement contained in this Section 2.5.2 shall not apply to amounts paid in settlement of any loss, claim, damage, liability or action arising pursuant to a registration under Article IV if such settlement is effected without the consent of the Institutional Investor (which consent shall not be unreasonably withheld). Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of the Company or any of the prospective sellers, or any of their respective Affiliates, directors, officers or controlling Persons and shall survive the transfer of such securities by such seller.

     2.5.3 Conduct of Indemnification Proceedings. Any Person entitled to indemnification hereunder will (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification and (ii) unless in such indemnified party's reasonable judgment a conflict of interest may exist between such indemnified and indemnifying party, permit the indemnifying party to assume the defense of such claim, jointly with any other indemnifying party similarly notified to the extent it may elect, with counsel reasonably satisfactory to the indemnified party. The failure to so notify the indemnifying party shall relieve the indemnifying party from any liability hereunder with respect to the action to the extent that such failure materially prejudices the indemnifying party; provided, however, that any such failure shall not relieve the indemnifying party from any other liability which it may have to any other party. Whether or not such defense is assumed by the indemnifying party, the indemnifying party will not be subject to any liability for any settlement made without its consent (but such consent will not be unreasonably withheld). No indemnifying party will consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect of such claim or litigation. An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim will not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim, in which event the indemnifying party shall be obligated to pay the reasonable fees and expenses of such additional counsel or counsels.

     2.5.4 Contribution. If for any reason the indemnification provided for in the preceding Sections 2.5.1 and 2.5.2 is unavailable to an indemnified party as contemplated by the preceding Sections 2.5.1 and 2.5.2 for any reason, then the indemnifying party shall contribute to the amount paid or payable by the indemnified party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect not only the relative benefits received by the indemnified party and the indemnifying party, but also the relative fault of the indemnified party and the indemnifying party, as well as any other relevant equitable considerations. Notwithstanding the foregoing, if the indemnifying party is an Institutional Investor, any contribution pursuant to this Section 2.5.4 shall be several and not joint, and shall be limited to the amount of net proceeds received by such Institutional Investor from the sale of Registrable Securities hereunder.

     2.5.5 Other Indemnification. Indemnification similar to that specified in the preceding subdivisions of this Section 2.5 (with appropriate modifications) shall be given by the Company and each seller of Registrable Securities with respect to any required registration or other qualification of securities under any federal or state law or regulation or governmental authority other than the 1933 Act.

     SECTION 2.6. Exchange Act Reports. The Company agrees that at all times after it has filed a registration statement pursuant to the requirements of the 1933 Act relating to any class of equity securities of the Company, it will use its best efforts to file in a timely manner all reports required to be filed by it pursuant to the Exchange Act to the extent the Company is required to file such reports. Upon request of an Institutional Investor, the Company will furnish the requesting Institutional Investor with such information as may be necessary to enable such Institutional Investor to effect sales pursuant to Rule 144A. Notwithstanding the foregoing, the Company may deregister any class of its equity securities under Section 12 of the Exchange Act or suspend its duty to file reports with respect to any class of its securities pursuant to Section 15(d) of the Exchange Act if it is then permitted to do so pursuant to the Exchange Act and rules and regulations thereunder.

     SECTION 2.7. Restrictions on Public Sale by Holder of Securities.

     2.7.1 To the extent not inconsistent with applicable law, any Institutional Investor whose Registrable Securities are included in a Registration agrees not to effect any public sale or distribution of the issue being registered or a similar security of the Company, or any securities convertible into or exchangeable or exercisable for such securities, including a public sale pursuant to Rule 144 under the 1933 Act, during the 14 days prior to, and during the 180- day period beginning on, the effective date of such registration statement (except as part of such Registration), but only in an underwritten public offering and only if and to the extent requested by the managing underwriter or underwriters.

     2.7.2 Each Institutional Investor agrees that, in the event the Company files a registration statement under the 1933 Act with respect to an underwritten public offering of any shares of Common Stock or Common Stock Equivalent, such Institutional Investor will not effect any public sale or distribution of any Common Stock owned by it (other than as part of such underwritten public offering) within 7 days prior to, and during the 180-day period beginning on, the effective date of such registration statement and the Company hereby also so agrees and agrees to use its best efforts to cause, as the managing underwriters may require, each other holder of any equity security, or of any security convertible into or exchangeable or exercisable for any equity security, of the Company purchased from the Company (at any time other than in a public offering) to so agree.

     SECTION 2.8. Participation in Registrations. No Institutional Investor may participate in any Registration hereunder unless such Institutional Investor (a) agrees to sell the Institutional Investor's securities on the basis provided in any underwriting arrangements approved by the persons entitled hereunder to approve such arrangements, and (b) completes and executes all questionnaires, powers of attorney, underwriting agreements and other documents customarily required under the terms of such underwriting arrangements.

     SECTION 2.9. Remedies. Each Institutional Investor shall have the right and remedy to have the provisions of Sections 2.1 and 2.2 specifically enforced by any court having jurisdiction in the event that the Company breaches such provisions, and the Company shall reimburse such Institutional Investor for the reasonable costs of the expenses for counsel for such Institutional Investor incurred in connection with such proceeding.

     SECTION 2.10. Other Registration Rights. The Company will not grant any Person any demand or piggyback registration rights with respect to the Common Stock of the Company, including Common Stock Equivalents, except that the Company may grant piggyback registration rights ("new rights") that (i) are not in conflict or inconsistent with, or grant rights more favorable than, the rights of the Institutional Investors set forth in this Agreement, (ii) do not entitle such Person to be included in any Registration, and (iii) provide that the Institutional Investors have a piggyback right upon the exercise of such new rights and shall be included in such registration statement on an equal basis with the shares being registered pursuant to the exercise of the new rights.

                                   ARTICLE III

                                  MISCELLANEOUS

     SECTION 3.1 Notices. All notices, requests and other communications to any party hereunder shall be in writing (including telex, facsimile or similar writing) and shall be given to such party at its address or telex or facsimile number set forth on the signature pages hereof or such other address or telex or facsimile number as such party may hereafter specify in writing to the Secretary of the Company for the purpose by notice to the party sending such communication. Each such notice, request or other communication shall be effective (i) if given by telex or facsimile, when such message is transmitted to the number set forth on such signature pages or such other number as a party may specify in writing to the Secretary of the Company or (ii) if given by any other means, the earlier of, (x) when delivered by hand to the address set forth on such signature pages or such other address as a party may specify in writing to the Secretary of the Company or (y) five business days after the mailing of such notice by certified mail. If more than one Institutional Investor specified the same address for such notices, then a single notice to such address shall be deemed to be notice to all Institutional Investors at that address.

     SECTION 3.2 Binding Effect; Benefits. This Agreement shall be binding upon and inure to the benefit of the parties to this Agreement and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended or shall be construed to give any person other than the parties to this Agreement or their respective successors or assigns any legal or equitable right, remedy or claim under or in respect of any agreement or any provision contained herein. This Agreement constitutes the entire agreement and understanding, and supersedes and terminates all prior agreements and understandings, both oral and written, between the parties hereto relating to the subject matter hereof.

     SECTION 3.3 Waiver. Any party hereto may, without binding any other party, by written notice to another party (a) extend the time for the performance of any of the obligations or other actions of such other party under this Agreement; (b) waive compliance with any of the conditions or covenants of such other party contained in this Agreement; and (c) waive or modify performance of any of the obligations of such other party under this Agreement. Except as provided in the preceding sentence, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained herein. Neither the waiver by any party hereto of a breach of any provision hereof or any preceding or succeeding breach nor the failure by any party to exercise any right or privilege hereunder shall be deemed a waiver of such party's rights or privileges hereunder nor shall it be deemed a waiver of such party's rights to exercise the same at any subsequent time or times hereunder.

     SECTION 3.4 Amendment. This Agreement may be amended, modified or supplemented only by a written instrument executed by the Company and by Institutional Investors owning two thirds or more of the Common Stock held by the Institutional Investors at the time of such amendment.

     SECTION 3.5 Assignability. Neither this Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof shall be assignable by either the Company or any Institutional Investor.

     SECTION 3.6 Limited Liability of Partners. Notwithstanding any other provision of this Agreement, neither the general partner nor the limited partners nor any future general or limited partner of any Institutional Investor shall have any personal liability for performance of any obligation of such Institutional Investor under this Agreement in excess of the respective capital contribution of such general partner and limited partners to such Institutional Investor.

     SECTION 3.7 APPLICABLE LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF DELAWARE WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAWS.

     SECTION 3.8 Pronouns. Whenever the context may require any pronoun used herein shall include the corresponding masculine, feminine or neuter forms.

     SECTION 3.9 Attorneys Fees. In the event of a dispute concerning the provisions of this Agreement which results in litigation, arbitration or other dispute resolution proceedings the parties agree that the legal fees and other expenses of the prevailing party shall be borne by the other, non-prevailing parties to the dispute.

     SECTION 3.10 Section and Other Headings. The section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

     SECTION 3.11 Counterparts. This Agreement may be executed in any number of counterparts or separate number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

     IN WITNESS WHEREOF, the Company and each Institutional Investor have executed this Agreement as of the day and year first above written.

                                        TRANSMONTAIGNE OIL COMPANY



                                        By:-----------------------------------
                                        Its:----------------------------------

                                        Notices:
                                            Harold R. Logan, Jr.
                                            Executive Vice President/Finance
                                            P.O. Box 5660
                                            Denver, CO 80127
                                            Telephone No.: 303/595-3331
                                            Facsimile No.: 303/595-0480

YORKTOWN INVESTORS:

                                        YORKTOWN ENERGY PARTNERS, L.P.

                                        By: DR ASSOCIATES III, L.P.
                                             its General Partner

                                        By: DILLON, READ & CO. INC.
                                            its General Partner


                                        By:-----------------------------------

                                        Notices:
                                            535 Madison Avenue
                                            New York, NY  10022
                                            Attention:  Bryan H. Lawrence
                                            Telephone No.: 212/906-7000
                                            Facsimile No.: 212/644-6956


                                        YORKTOWN ENERGY PARTNERS II, L.P.

                                        By:  DR ASSOCIATES III, L.P.
                                             its General Partner

                                        By:  DILLON, READ & CO. INC.
                                             its General Partner

                                        By:-----------------------------------

                                        Notices:
                                            535 Madison Avenue
                                            New York, NY  10022
                                            Attention:  Bryan H. Lawrence
                                            Telephone No.: 212/906-7000
                                            Facsimile No.: 212/644-6956

                                        LEXINGTON PARTNERS III, L.P.

                                        By: DILLON, READ & CO. INC.
                                            its General Partner



                                        By:-----------------------------------

                                        Notices:
                                            535 Madison Avenue
                                            New York, NY  10022
                                            Attention:  David W. Niemiec
                                            Telephone No.: 212/906-7000
                                            Facsimile No.: 212/644-6956


                                        LEXINGTON PARTNERS IV, L.P.

                                        By:  DRMC, INC.
                                             its General Partner



                                        By:-----------------------------------

                                        Notices:
                                            535 Madison Avenue
                                            New York, NY  10022
                                            Attention:  David W. Niemiec
                                            Telephone No.: 212/906-7000
                                            Facsimile No.: 212/644-6956

                                        DILLON, READ & CO. INC. as Nominee



                                        By:-----------------------------------

                                        Notices:
                                            535 Madison Avenue
                                            New York, NY  10022
                                            Attention:  David W. Niemiec
                                            Telephone No.: 212/906-7000
                                            Facsimile No.: 212/644-6956


                                        DILLON, READ & CO. INC. as Agent



                                        By:-----------------------------------

                                        Notices:
                                            535 Madison Avenue
                                            New York, NY  10022
                                            Attention:  David W. Niemiec
                                            Telephone No.: 212/906-7000
                                            Facsimile No.: 212/644-6956

                                        WATERWAGON & CO., Nominee for
                                        Merrill Lynch Growth Fund for
                                        Investment and Retirement



                                        By:-----------------------------------

                                        Notices:
                                            c/o Merrill Lynch Asset Management
                                                Attn:  Stephen Johnes
                                                Equity Fund Management
                                                800 Scudders Mill Road
                                                Plainsboro, New Jersey  08536
                                                Telephone No.: (609) 282-2611
                                                Facsimile No.: (609) 282-1471

MASSMUTUAL INVESTORS:

                                        MASSACHUSETTS MUTUAL LIFE INSURANCE
                                        COMPANY



                                        By:-----------------------------------
                                        Its:----------------------------------

                                        Notices:
                                            1295 State Street
                                            Springfield, Massachusetts 01111
                                            Attention:  Richard C. Morrison
                                            Telephone No.: 413/744-6064
                                            Facsimile No.: 413/744-6127

                                        THE FOLLOWING IS THE SIGNATURE LINE
                                        AND LEGEND FOR MASSMUTUAL CORPORATE
                                        INVESTORS:

                                        MASSMUTUAL CORPORATE INVESTORS



                                        By:-----------------------------------
                                        Its:----------------------------------

                                        The foregoing is executed on behalf of
                                        MassMutual Corporate Investors,
                                        organized under a Declaration of Trust,
                                        dated September 13, 1985, as amended
                                        from time to time. The obligations of
                                        such Trust are not personally binding
                                        upon, nor shall resort be had to the
                                        property of, any of the Trustees,
                                        shareholders, officers, employees or
                                        agents of such Trust, but the trust's
                                        property only shall be bound.

                                        Notices:
                                            1295 State Street
                                            Springfield, Massachusetts 01111
                                            Attention:  Richard C. Morrison
                                            Telephone No.: 413/744-6064
                                            Facsimile No.: 413/744-6127

                                        THE FOLLOWING IS THE SIGNATURE LINE
                                        AND LEGEND FOR MASSMUTUAL PARTICIPATION
                                        INVESTORS:

                                        MASSMUTUAL PARTICIPATION INVESTORS



                                        By:------------------------------
                                        Its:-----------------------------

                                        The foregoing is executed on behalf of
                                        MassMutual Participation Investors,
                                        organized under a Declaration of Trust,
                                        dated April 7, 1988, as amended from
                                        time to time. The obligations of such
                                        Trust are not personally binding upon,
                                        nor shall resort be had to the property
                                        of, any of the Trustees, shareholders,
                                        officers, employees or agents of such
                                        Trust, but the trust's property only
                                        shall be bound.

                                        Notices:
                                            1295 State Street
                                            Springfield, Massachusetts 01111
                                            Attention:  Richard C. Morrison
                                            Telephone No.: 413/744-6064
                                            Facsimile No.: 413/744-6127

                                        MASSMUTUAL CORPORATE VALUE PARTNERS
                                        LIMITED, A Grand Cayman Island
                                        Corporation

                                        By: MASSACHUSETTS MUTUAL LIFE
                                            INSURANCE COMPANY
                                            Its Investment Manager



                                        By:-----------------------------------
                                        Its:----------------------------------

                                        Notices:
                                            1295 State Street
                                            Springfield, Massachusetts 01111
                                            Attention:  Richard C. Morrison
                                            Telephone No.: 413/744-6064
                                            Facsimile No.: 413/744-6127

FIRST RESERVE INVESTORS:

                                        FIRST RESERVE SECURED ENERGY ASSETS
                                        FUND, LIMITED PARTNERSHIP

                                        By:  FIRST RESERVE CORPORATION,
                                             as Managing General Partner



                                        By:-----------------------------------
                                           Managing Director

                                        Notices:
                                            475 Steamboat Road
                                            Greenwich, CT  06830
                                            Attention:  Bruce M. Rothstein
                                            Telephone No.: 203/661-6601
                                            Facsimile No.: 203/661-6729


                                        FIRST RESERVE FUND VI, LIMITED
                                        PARTNERSHIP

                                        By: FIRST RESERVE CORPORATION,
                                            as Managing General Partner



                                        By:-----------------------------------
                                           Managing Director

                                        Notices:
                                            475 Steamboat Road
                                            Greenwich, CT  06830
                                            Attention:  Bruce M. Rothstein
                                            Telephone No.: 203/661-6601
                                            Facsimile No.: 203/661-6729

                                        FIRST RESERVE FUND V-II, LIMITED
                                        PARTNERSHIP

                                        By: FIRST RESERVE CORPORATION,
                                            as Managing General Partner



                                        By:-----------------------------------
                                           Managing Director

                                        Notices:
                                            475 Steamboat Road
                                            Greenwich, CT  06830
                                            Attention:  Bruce M. Rothstein
                                            Telephone No.: 203/661-6601
                                            Facsimile No.: 203/661-6729


                                        FIRST RESERVE FUND V, LIMITED
                                        PARTNERSHIP

                                        By: FIRST RESERVE CORPORATION,
                                            as Managing General Partner



                                        By:-----------------------------------
                                           Managing Director

                                        Notices:
                                            475 Steamboat Road
                                            Greenwich, CT  06830
                                            Attention:  Bruce M. Rothstein
                                            Telephone No.: 203/661-6601
                                            Facsimile No.: 203/661-6729

TRAVELERS INVESTORS:

                                        THE TRAVELERS INSURANCE COMPANY


                                        By:-----------------------------------
                                        Its:----------------------------------

                                        Notices:
                                            One Tower Square
                                            Hartford, CT   06183-2030
                                            Attention:  John F. Gilsenan
                                            Telephone No.: 203/277-6849
                                            Facsimile No.: 203/954-5243


                                        THE TRAVELERS INDEMNITY COMPANY


                                        By:-----------------------------------
                                        Its:----------------------------------

                                        Notices:
                                            One Tower Square
                                            Hartford, CT   06183-2030
                                            Attention:  John F. Gilsenan
                                            Telephone No.: 203/277-6849
                                            Facsimile No.: 203/954-5243


                                        THE TRAVELERS LIFE AND ANNUITY COMPANY


                                        By:-----------------------------------
                                        Its:----------------------------------

                                        Notices:
                                            One Tower Square
                                            Hartford, CT   06183-2030
                                            Attention:  John F. Gilsenan
                                            Telephone No.: 203/277-6849
                                            Facsimile No.: 203/954-5243

                                        THE PHOENIX INSURANCE COMPANY



                                        By:-----------------------------------
                                        Its:----------------------------------

                                        Notices:
                                            One Tower Square
                                            Hartford, CT   06183-2030
                                            Attention:  John F. Gilsenan
                                            Telephone No.: 203/277-6849
                                            Facsimile No.: 203/954-5243

                                              EXHIBIT H



TO:       TransMontaigne Oil Company


DATE:     April 30, 1996

RE:       MERGER OF TRANSMONTAIGNE OIL COMPANY
          INTO SHEFFIELD EXPLORATION COMPANY, INC.

- ----------------------------------------------------------------

We hold more than one percent of the outstanding stock of TransMontaigne Oil Company ("TransMontaigne"). In the merger of
TransMontaigne into Sheffield Exploration Company, Inc.
("Sheffield"), we will receive stock of Sheffield (the "Sheffield
Stock"). We hereby make the following representations to TransMontaigne with respect to the Sheffield Stock that we will receive in the merger:

1. We do not have now, and will not have at the effective time of the merger, any plan, intention or arrangement to sell, exchange or otherwise dispose of the Sheffield Stock received in the merger, except that with respect to possible sales by Dillon Read Officers, which would be less than 20% of such Sheffield Stock. For this purpose, "sell, exchange or otherwise dispose" includes an "Economic Disposition" as defined below.

2. There is nothing that would prevent us from holding indefi-nitely or distributing to Limited Partners the Sheffield
     Stock received in the merger.

3. We understand that an "Economic Disposition" is any transac-tion or arrangement that results in a significant reduction in the economic benefits, or the economic burdens, of owning the Sheffield Stock (such as may result from an equity swap transaction, a notional principal contract, option transac-tions or similar arrangements).

We understand that you are relying on these representations in connection with the qualification of the merger transaction with Sheffield as a non-taxable reorganization for federal income tax purposes.



ON BEHALF OF Yorktown Energy Partners, L.P.; Lexington Partners
III, L.P.; Lexington Partners IV, L.P.; Dillon, Read & Co. Inc.
as Nominee; Dillon, Read & Co. Inc., as Agent; and Yorktown
Energy Partners II, L.P.:

By: /s/ Bryan H. Lawrence
    ----------------------
Date: 4/29/96
      --------------------